EXHIBIT 10.2

EXECUTION

MORTGAGE LOAN SUBSERVICING AGREEMENT

between

METLIFE BANK, NATIONAL ASSOCIATION

Subservicer

and

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

Servicer

Dated as of June 3, 2008

TABLE OF CONTENTS

1.	Definitions	2

2.	Subservicing Agreement	22

3.	Subservicer’s General Duties	25

4.	Investor Accounting	29

5.	Reconciliation Project	31

6.	Delinquency Control	32

7.	Repurchases and Indemnification of Investors	34

8.	Litigation	35

9.	Books and Records	36

10.	Insurance	37

11.	Misdirected Payments	37

12.	Privacy	37

13.	Representations, Warranties and Covenants of Subservicer	39

14.	Representations, Warranties and Covenants of Servicer	42

15.	Compensation to Subservicer; Make Whole Payments	48

16.	Right of First Look	49

17.	Term of Agreement	50

18.	Termination by Servicer	50

19.	Termination by Subservicer	52

20.	Indemnity	55

21.	Notices	58

22.	Governing Law	59

23.	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	59

24.	Entire Agreement; Amendments and Waivers	60

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25.	Severability	61

26.	Binding Effect; Assignment	61

27.	Counterparts	62

28.	Further Assurances	62

29.	Construction	62

30.	Publicity	62

31.	Force Majeure	63

32.	Time of Payment	63

33.	General Interpretive Principles	63

EXHIBIT “A” MORTGAGE LOAN SCHEDULE
EXHIBIT “B” CALCULATION AND PAYMENT OF SUBSERVICING FEE AND
                       MAKE WHOLE PAYMENTS; ADJUSTMENTS AND DISPUTES
EXHIBIT “C” SERVICER FILE CHECKLIST
EXHIBIT “D-1” SERVICE LEVEL REQUIREMENTS (SUBSERVICER)
EXHIBIT “D-2” SERVICE QUALITY INDICATORS (SERVICER – APRIL 2008)
EXHIBIT “E-1” SUBSERVICER’S REQUIRED APPROVALS AND RATINGS
EXHIBIT “E-2” SERVICER’S REQUIRED APPROVALS
EXHIBIT “F” MONTHLY SERVICING REPORTS
EXHIBIT “G-1” DIRECT COST COMPONENTS (EXCLUDING DEFAULT COST)
EXHIBIT “G-2” DEFAULT COST COMPONENTS (EXCLUDING NON-DEFAULT DIRECT
                          COST)
EXHIBIT “H” MAKE WHOLE SCHEDULE
EXHIBIT “I” EARLY TERMINATION FEE
EXHIBIT “J” REGULATION AB ADDENDUM
EXHIBIT “K” DESIGNATED OFFICERS OF SERVICER
EXHIBIT “L” PERSONS WITH KNOWLEDGE

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MORTGAGE LOAN SUBSERVICING AGREEMENT

               This MORTGAGE LOAN SUBSERVICING AGREEMENT (the “Agreement”) made as of June 3, 2008 by and between METLIFE BANK, NATIONAL ASSOCIATION (“Subservicer”), and FIRST TENNESSEE BANK NATIONAL ASSOCIATION (the “Servicer”), (Subservicer and Servicer each individually a “Party” and, collectively, the “Parties”).

RECITALS

          WHEREAS, First Horizon Home Loans (“FHHL”), an operating division of Servicer, presently conducts the business of marketing, soliciting, originating, selling, securitizing and servicing Mortgage Loans (as defined herein) throughout the United States (the “Business”);

          WHEREAS, in connection with a sale of certain of the assets of the Business by Servicer to Subservicer, Servicer and Subservicer have entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) and that certain Servicing Rights Purchase and Sale Agreement (the “Servicing Purchase Agreement”), each of even date herewith;

          WHEREAS, Servicer desires to engage Subservicer to subservice the Subserviced Mortgage Loans (as defined herein) which are not the subject of the Servicing Purchase Agreement on behalf of Servicer in accordance with the terms and conditions set forth herein;

          WHEREAS, Subservicer is willing to perform the obligations and assume the responsibilities hereunder in accordance with the terms and conditions set forth herein; and

          WHEREAS, the Parties desire to set forth herein the terms upon which the cost of (i) servicing the Owned Servicing Rights Loans (as defined herein) and (ii) subservicing the Subserviced Mortgage Loans will be borne.

          NOW, THEREFORE, in consideration of the mutual agreements hereinafter contained, the Parties hereto agree as follow:

          1.      Definitions. The following words and phrases (except as herein otherwise expressly provided or unless the context otherwise requires) shall, for the purpose of this Agreement, have the following meanings:

          “Accepted Servicing Practices” means, as of the time of reference, with respect to any Subserviced Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type as such Subserviced Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, including without limitation evolving interpretations of the Applicable Servicing Requirements from time to time during the Term.

          “Advances” means Monthly Advances and Servicing Advances.

          “Affiliate” means with respect to any Person any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in the immediately preceding sentence, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the specified Person, whether through the ownership of voting securities, by contract or otherwise.

          “Agency” means Fannie Mae, Freddie Mac, Ginnie Mae, FHA, FHLB, HUD, VA, or any State Agency, as applicable.

          “Agreement” means this Mortgage Loan Subservicing Agreement together with all exhibits hereto, all amendments hereto and modifications hereof.

          “Ancillary Fees” means, with respect to the Subserviced Mortgage Loans, all fees derived therefrom, excluding Servicing Fees and Subservicing Fees attributable thereto, but including

(but not limited to) late charges, fees received with respect to checks or bank drafts returned by the related bank for non-sufficient funds, assumption fees, optional insurance administrative fees and sales commissions and all other incidental fees and charges collected from or assessed against the Mortgagor, other than (i) those charges payable to the applicable Investor under the terms of the applicable Servicing Agreements and (ii) Loss Mitigation Incentive Fees paid to Subservicer.

          “Applicable Law” means, as of the time of reference and as applicable, any Law or Order that is applicable to the Subserviced Loans or their servicing, including, without limitation, those relating to consumer credit and mortgage lending, selling, servicing, brokering or securitizing. As used herein, a state or local law or Order may not be considered an Applicable Law and may not apply to Servicer or Subservicer pursuant to the terms of the National Bank Act or regulations of the Office of the Comptroller of the Currency or federal case law interpreting the National Bank Act or regulations of the Comptroller of the Currency although the Parties mutually agree to comply with such state or local law or Order; provided, that the intent of the Parties is that the servicing of the Subserviced Mortgage Loans and the Owned Servicing Rights Loans, when taken as a whole, shall be performed in a consistent manner.

          “Applicable Servicing Requirements” means, as of the time of reference and as applicable, (i) all contractual obligations relating to the origination, sale, securitization or servicing of the Subserviced Mortgage Loans, including without limitation those contractual obligations contained herein, in the applicable Servicing Agreements, in any Guide or other guideline of any Agency, Insurer, Investor or Regulator or in the Mortgage Loan Documents; (ii) all Applicable Laws applicable to the servicing of or the enforcement of, or filing of claims in connection with, the related Subserviced Mortgage Loans, including without limitation the Guide or other guidelines of any Investor or Insurer, or any other Governmental Body, including without limitation any Regulator; and (iii) Accepted Servicing Practices. For purposes of this Agreement, (x) the Applicable Servicing Requirements with respect to any Mortgage Held for Sale shall be deemed to include, without limitation, the Guides that would be applicable following the sale (Servicing retained) of such Mortgage Loan to the Investor and the applicable product type in respect of which such Mortgage Loan was originated (as identified on Servicer’s inventory tape) and (y) the Applicable Servicing Requirements with respect to any Mortgage Held for Investment shall be deemed to include, without limitation, the applicable provisions of (A) for those loans classified as “Prime” and “Alt A,” the applicable provisions of the Fannie Mae Selling and Servicing Guide for whole loan servicing that would apply if Fannie Mae were the Investor for such Mortgage Loans, (B) for FHA/VA loans, the regulations, rules and notices, including handbooks, promulgated by FHA and VA and the applicable provisions of the Ginnie Mae Issuers and Servicers Guide, and (C) for the classifications for all other Mortgages Held for Investment, as instructed by Servicer in writing promptly following the Effective Date.

          “Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the states where the Parties are located are authorized or obligated by Applicable Law or executive order to be closed.

          “Cap” means the dollar limit on the Servicer’s obligation under this Agreement to pay any Make Whole Payment or Early Termination Fee to Subservicer, if applicable, which in the aggregate (i) shall not be greater than $19.4 million if determined during the first four (4) Direct Cost Periods and (ii) shall not be greater than $15.0 million if determined during any of the following eight (8) Direct Cost Periods.

          “Cause” means, with respect to Servicer’s right to terminate this Agreement, the reasons set forth in Section 18.A.(i) and, with respect to Subservicer’s right to terminate this Agreement, the reasons set forth in Section 19.A.(i).

          “Closing Date” means, as used herein, the date of the consummation of the sale of the certain assets of the Business by Servicer to Subservicer pursuant to the terms of the Asset Purchase Agreement.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Collateral File” means, with respect to any Mortgage Loan, the Mortgage Note, Mortgage, evidence of any mortgage insurance policy, signed and unrecorded assignment of Mortgage to the applicable Investor, and such other Mortgage Loan Documents that, pursuant to the Applicable Servicing Requirements, must be maintained in the Collateral File.

          “Custodial Accounts” means the accounts to be held at First Tennessee Bank National Association or its designee, or such other location as required by the applicable Servicing Agreement, in which Custodial Funds are to be deposited and maintained by Subservicer.

          “Custodial Funds” means all funds maintained by Subservicer in Custodial Accounts with respect to payments of principal and interest, and any other funds due Investors, on the related Subserviced Mortgage Loans, as required by the related Servicing Agreements.

          “Damages” means any and all reasonable and necessary documented out-of-pocket and internal, as applicable, assessments, judgments, claims, liabilities, losses, costs, damages or expenses (including interest, penalties and reasonable attorneys’ fees, expenses and disbursements in connection with any action, suit or proceeding and including any such reasonable attorneys’ fees, expenses and disbursements incurred in enforcing any right of indemnification against any indemnitor); provided that Damages shall not include punitive, consequential, exemplary or special damages (other than punitive, consequential, exemplary and special damages required to be paid by the indemnified Party under this Agreement to any Person (other than a Party to this Agreement or any of its Affiliates) arising out of an action or proceeding by such Person, which damages shall be deemed to be direct damages with respect to the Party required to pay such punitive, consequential, exemplary or incidental damages) and, provided, further, that to the extent Servicer is obligated for any reason to pay Damages to Subservicer under this Agreement other than out-of-pocket Damages, such Damages will include only those Damages (other than out-of-pocket Damages) relating to the Subserviced Mortgage Loans, and such Damages shall be deducted from the calculation of Direct Cost for the related Direct Cost Period.

          “Default Cost” means Subservicer’s direct cost (expressed in Dollars) for default servicing and subservicing of Defaulted Mortgage Loans for each Direct Cost Period, calculated by taking into account for such Direct Cost Period the default servicing functions of Subservicer described in Exhibit “G-2”.

          “Defaulted Mortgage Loans” means (i) those mortgage loans comprising the Owned Servicing Rights Loans and/or Subserviced Mortgage Loans, as applicable, (a) with respect to which payments of principal and interest thereon are 91 days or more past due, (b) which are in bankruptcy and 30 days or more contractually Delinquent or (c) in Foreclosure and (ii) REO Property.

          “Delinquent” means a circumstance in which a regularly scheduled payment on a Subserviced Mortgage Loan or Owned Servicing Rights Loan has not been made by the due date and the expiration of any grace period.

          “Delinquent Mortgage Loans” means those Subserviced Mortgage Loans or Owned Servicing Rights Loans, as applicable (excluding Defaulted Mortgage Loans), with respect to which payments of principal and interest thereon are 30 days or more contractually Delinquent.

          “Depository Accounts” means the accounts used for depositing and clearing all amounts received with respect to the Subserviced Mortgage Loans, including, without limitation, Mortgagor payments, wire transfers, ACH or other electronic transfers, and claim payments, and for processing “NSF” checks.

          “Direct Cost” means, for purposes of this Agreement, Subservicer’s direct cost (expressed in Dollars) to service and subservice the aggregate of the Owned Servicing Rights Loans and the Subserviced Mortgage Loans taken as a whole (unless the context otherwise requires) for each Direct Cost Period, calculated by taking into account for such Direct Cost Period the servicing functions of Subservicer described on Exhibit “G-1” attached hereto, excluding (i) Subservicer’s overhead or general corporate costs with respect to the servicing or subservicing of the Owned Servicing Rights Loans and the subservicing of the Subserviced Mortgage Loans; (ii) any costs which may be incurred during any Direct Cost Period directly related to the acquisition or sale of Servicer’s or Subservicer’s flow or bulk mortgage loan or servicing rights activities and (iii) to the extent reasonably practicable to be separately determined, all Net Default Cost incurred by Subservicer during any Direct Cost Period, in which case, Servicer shall bear the Servicer’s Net Default Cost, and Subservicer shall bear the Subservicer’s Net Default Cost.

          “Direct Cost Per Loan” means, for any Direct Cost Period, the average annualized amount (expressed in Dollars) equal to (i) (a) with respect to Direct Cost Periods comprised of full calendar quarters, the related Direct Cost multiplied by 4 or (b) with respect to Direct Cost Periods comprised of a number of months greater or lesser than three (3) months, the related Direct Cost multiplied by 12 divided by the number of months (including fractions thereof) occurring in the related Direct Cost Period, divided by (ii) the average number of Subserviced Mortgage Loans plus the average number of Owned Servicing Rights Loans, in the aggregate, calculated using the daily end-of-day loan count for such Direct Cost Period.

          “Direct Cost Period” means each of twelve periods during the Term. The first Direct Cost Period shall consist of a whole or partial calendar quarter commencing on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date occurs; Direct Cost Periods 2 through 11 shall be the ten full calendar quarters occurring immediately subsequent thereto and the final Direct Cost Period shall be the period from the end of the eleventh Direct Cost Period until the third (3rd) anniversary of the Effective Date.

          “Document Custodian” means the applicable financial institution designated in accordance with the Servicing Agreements and this Agreement to retain possession of the Collateral File.

          “Early Termination Fee” means the fee (subject to the Cap) payable by Servicer to Subservicer upon early termination in full of this Agreement by Servicer during the Term as set forth on Exhibit “I” corresponding to the Direct Cost Period in which termination of this Agreement in full by Servicer is effective.

          “Effective Date” means the applicable effective date upon which Subservicer begins subservicing a Subserviced Mortgage Loan under this Agreement, which shall be the date on which occurs the Closing Date.

          “Escrow Accounts” means the accounts to be held at First Tennessee Bank National Association or its designee, or such other location as required by the applicable Servicing Agreement, in which Escrow Funds are to be deposited and maintained by Subservicer.

          “Escrow Funds” means funds to be maintained by Subservicer in Escrow Accounts with respect to the related Subserviced Mortgage Loans for the payment of taxes, assessments, insurance premiums, ground rents, funds from hazard insurance loss drafts, other mortgage escrow and impound items and similar charges (including interest accrued thereon for the benefit of the Mortgagors under the Subserviced Mortgage Loans, if applicable), as required by the related Servicing Agreements.

          “FHA” means the Federal Housing Administration or any successor thereto.

          “Fannie Mae” means the Federal National Mortgage Association (FNMA) or any successor thereto.

          “Fed Funds Rate” means, for any date, the weighted average of the rates set forth in the weekly statistical release H.15(519) (or any successor publication) published by the Board of Governors of the Federal Reserve System opposite the caption “Federal Funds (Effective).”

          “FHLB” means the Federal Home Loan Bank, or any successor thereto.

          “Float Benefit” means the net economic benefit resulting from escrow, custodial, Ancillary Income and all other deposits held for the account of Servicer or Investor relating to the Servicing. The Float Benefit is based on Servicer’s selection of the investment facility or interest rate swap or other arrangement offered from time to time by the financial institution holding custodial deposits, including, without limitation, compensating balance earnings credit, lines of credit, interest and other earnings on deposit balances and any other economic consideration realized by Servicer resulting from the escrow and custodial deposits.

          “Foreclosure” means the procedure pursuant to which a lienholder acquires title to a Mortgaged Property in a foreclosure sale, or pursuant to any other comparable procedure allowed under applicable law, when a Mortgage Loan is in default.

          “Freddie Mac” means the Federal Home Loan Mortgage Corporation (FHLMC), or any successor thereto.

          “Ginnie Mae” means the Government National Mortgage Association (GNMA), or any successor thereto.

          “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, national, supranational, state, provincial, or local, or any similar government, governmental, regulatory or administrative agency, commission, instrumentality or authority thereof (including without limitation the Federal Reserve Board and any Agency), or any court, tribunal, judicial or arbitrator (public or private), or self-regulatory organization.

          “Guides” means any and all applicable rules, regulations, requirements and guidelines of any Insurer or Investor, as the same may be amended from time to time, including, without limitation, (a) the Fannie Mae Selling and Servicing Guides, (b) the Freddie Mac Sellers’ and Servicers’ Guides and (c) the Ginnie Mae Mortgage Backed Securities Guides.

          “HUD” means the United States Department of Housing and Urban Development, or any successor thereto.

          “Ineligible Expenses” means actual, direct, out-of-pocket costs and expenses incurred or accrued by Subservicer with respect to a particular liquidated Mortgage Loan that the applicable Investor or Insurer determined was ineligible for reimbursement by such Investor or Insurer under Applicable Servicing Requirements excluding those that result from errors or mistakes by Subservicer relative to applicable Investor or Insurer requirements.

          “Insurer” or “Insurers” means an Agency, any private mortgage insurer and any insurer or guarantor under any standard hazard insurance policy, any federal flood insurance policy, any title insurance policy or alternate title product, any earthquake insurance policy, any securitization, or any other insurance policy applicable to a Subserviced Mortgage Loan, Mortgaged Property or loan pool, and any successor thereto.

          “Investor” or “Investors” means any Private Investor, Agency, or with respect to Subserviced Mortgage Loans held by Servicer for its own account, Servicer, singly or in the aggregate.

          “Knowledge” means the knowledge of the individuals listed in Exhibit “L”. Such individuals shall be deemed to have “knowledge” of a particular fact or other matter if: (x) such individual is actually aware of such fact or other matter; (y) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; or (z) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter that are within his or her area of responsibility.

          “Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, rule, standard, requirement, administrative ruling, order, ordinance, principle of common law, legal doctrine, code, regulation, statute, treaty or process, including, without limitation, those relating to consumer credit and mortgage lending, selling, servicing, brokering or securitizing (including but not limited to the Real Estate Settlement Procedures Act, the federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Home Mortgage Disclosure Act, the Federal Trade Commission Act, the Gramm-Leach-Bliley Act and all applicable state laws related to the foregoing) and laws covering predatory lending, fair housing and unfair and deceptive practices, the Code, state adaptations of the Uniform Commercial Code and the Uniform Consumer Credit Code, any Environmental Law, ERISA and the Securities Laws.

          “Loss Mitigation Incentive Fees” means those incentive fees paid as a result of successful foreclosure avoidance alternatives as established by an Investor, Insurer, Servicer under this Agreement or other interested Person with respect to Mortgage Loans.

          “Make Whole Payment” means the payments, if any, subject to the Cap, to be paid by Servicer to Subservicer as set forth in Section 15.B. which, as calculated with respect to any

Direct Cost Period, shall equal the result of (i) the amount, if any, by which Direct Cost Per Loan for such Direct Cost Period is greater than $65.00, (ii) divided by 12, (iii) multiplied by the number of months (including fractions thereof) occurring in the related Direct Cost Period, (iv) multiplied by the average number of Owned Servicing Rights Loans during such Direct Cost Period, calculated using the daily end-of-day loan count for such Direct Cost Period.

          “Monthly Advance(s)” means with respect to a Subserviced Mortgage Loan, the amounts advanced by Subservicer on account of principal and interest in connection with the servicing of the related Subserviced Mortgage Loan in accordance with any requirement of the Applicable Servicing Requirements, which shall be for the account of and reimbursed by Servicer.

          “Mortgage” means, with respect to any Subserviced Mortgage Loan, any deed of trust, security deed, mortgage, security agreement or any other instrument which constitutes a lien on real estate securing payment by a Mortgagor of a Mortgage Note.

          “Mortgages Held for Investment” means each Subserviced Mortgage Loan reflected on Servicer’s books and records as either a mortgage loan held for investment or (in the case of a Subserviced Mortgage Loan secured by a mobile home) a financing receivable.

          “Mortgages Held for Sale” means those Subserviced Mortgage Loans (other than Mortgages Held for Investment) owned by Servicer on the Effective Date and held for sale to an Investor.

          “Mortgage Loan Documents” means with respect to any Subserviced Mortgage Loan, the related Mortgage Note; Assignment; Mortgage; intervening assignments of the Mortgage, if any; title insurance policy or alternative title product; power of attorney; assumption, modification or consolidation agreements, if any; and any other documents required to be retained in original form or other allowed form by an Investor pursuant to Applicable Servicing Requirements.

          “Mortgage Loan” means a fixed rate and adjustable rate one- to four-family residential mortgage loan.

          “Mortgage Loan Schedule” means the schedule of the Subserviced Mortgage Loans attached hereto as Exhibit “A” setting forth information with respect to the Subserviced Mortgage Loans, as amended.

          “Mortgage Note” means, with respect to any Subserviced Mortgage Loan, the original or a certified true and correct copy of the promissory note executed by a Mortgagor, or lost note affidavit, as applicable, secured by a Mortgage and evidencing the indebtedness of the Mortgagor under a Subserviced Mortgage Loan.

          “Mortgaged Property” means, with respect to any Subserviced Mortgage Loan, the property that secures a Mortgage Note and that is subject to a Mortgage.

          “Mortgagor” means any obligor under a Mortgage Note or a Mortgage related to a Subserviced Mortgage Loan.

          “Net Default Cost” means the Default Cost incurred by Subservicer during any Direct Cost Period with respect to each Party’s respective Defaulted Mortgage Loans, reduced by the respective Loss Mitigation Incentive Fees received by Subservicer that are associated with servicing each Party’s Defaulted Mortgage Loans.

          “New Requirements” means all Applicable Servicing Requirements that shall be amended or modified, or that shall first become effective, at any time on or after the Effective Date including, without limitation, any new binding judicial, administrative, governmental or regulatory interpretation or application, after the Effective Date, of an Applicable Law in existence on or before the Effective Date and any evolving interpretation of the requirements of Applicable Law, whether due to interpretive guidance issued by any Agency, Insurer, Regulator or Investor or a consensus among participants in the servicing of mortgage loans, and advice of counsel with respect to Regulation AB reporting or otherwise.

          “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

          “Originator” shall mean, with respect to any Subserviced Mortgage Loan, the entity or entities that (a) took the relevant Mortgagor’s loan application; (b) processed the relevant Mortgagor’s loan application; and/or (c) closed and/or funded such Subserviced Mortgage Loan.

          “Owned Servicing Rights” means the Mortgage Loan servicing rights that (a) are owned and serviced by Subservicer for its own account, or subserviced for others to the extent the subservicing obligations with respect thereto are no more extensive than those provided in this Agreement, (b) are serviced or subserviced on the same servicing platform used for the Subserviced Mortgage Loans, and (c) relate to types of Mortgage Loans substantially similar to any of the Purchased Servicing Rights Loans and Subserviced Mortgage Loans. The Owned Servicing Rights shall include the Purchased Servicing Rights, but exclude the servicing rights related to the Subserviced Mortgage Loans.

          “Owned Servicing Rights Loans” means the Mortgage Loans related to the Owned Servicing Rights.

          “Party” or “Parties” means Servicer and Subservicer.

          “Past Practices” means the practices of Servicer, set forth in the SLAs, the Applicable Servicing Requirements and Servicer’s written policies and procedures, maintained by Servicer in connection with the servicing and administration of the Subserviced Mortgage Loans in compliance with Applicable Servicing Requirements during the one hundred eighty (180) day period prior to the Effective Date (including without limitation any periodic practices (e.g., semiannual reviews) maintained by Servicer during such 180-day period as a practice but not scheduled to be implemented by Servicer until after the Effective Date) that are continued in all material respects by Subservicer after the Effective Date utilizing personnel with the level of experience or quality of the senior management team or personnel of the Business in place on the date hereof and the existing systems and processes relating to the Business.

          “Person” means an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated association or organization, or a government body, agency or instrumentality.

          “Pool” means one or more Subserviced Mortgage Loans that have been aggregated pursuant to the requirements of the applicable Investor as whole loans or have been pledged to secure or back participation interests or securities.

          “Prior Servicing Standards” means the degree of care and level of service with respect to the performance, observance and discharge of the duties, agreements, covenants and obligations of Servicer under the Servicing Agreements (including, without limitation, the Applicable Servicing Requirements relating thereto) that was exercised by Servicer with respect to the Subserviced Mortgage Loans during the one hundred eighty (180) day period prior to the Effective Date utilizing the Past Practices of Servicer in connection with the servicing and administration of the Subserviced Mortgage Loans at the time (which standards shall include, without limitation, any periodic practices (e.g., semiannual reviews) maintained by Servicer during such 180-day period as a practice but not scheduled to be implemented by Servicer until after the Effective Date.)

          “PMI” means private mortgage insurance.

          “Prior Servicer” means any party that serviced or subserviced any Subserviced Mortgage Loan before Servicer became the servicer of the Subserviced Mortgage Loan, if applicable.

          “Private Investor” means any investor in or holder of a Subserviced Mortgage Loan other than an Agency or Servicer.

          “Purchased Servicing Rights” means the servicing rights with respect to (i) those Mortgage Loans which are identified on Exhibit “A” to the Servicing Purchase Agreement and (ii) any other Mortgage Loans the servicing rights for which are sold by Servicer and purchased by Subservicer from time to time during the Term of this Agreement.

          “Purchased Servicing Rights Loans” means the Mortgage Loans with respect to the Purchased Servicing Rights.

          “Recourse Obligation” means, with respect to any Subserviced Mortgage Loan, any obligation or liability (actual or contingent) of the Servicer or its Affiliates (i) for Damages

incurred in connection with the Foreclosure or other disposition of or other realization or attempt to realize upon the collateral securing such Subserviced Mortgage Loan (including, but not limited to, Damages relating to loss mitigation or obtaining deeds in lieu of Foreclosure), excluding any obligation or liability (actual or contingent) of the Servicer or its Affiliates resulting from errors or omissions of Subservicer or from Subservicer’s failure to perform any obligations under the Agreement; (ii) to repurchase such Subserviced Mortgage Loan in the event that the Mortgagor of such Subserviced Mortgage Loan is in bankruptcy, in Foreclosure or in litigation; or (iii) to repurchase such Subserviced Mortgage Loan in the event of a delinquency or other payment default thereunder by the Mortgagor.

          “Regulation AB Addendum” means that certain Addendum to Agreement attached hereto as Exhibit “J”.

          “Regulator” means the Office of the Comptroller of the Currency or any successor thereto or other Governmental Body having jurisdiction over Servicer or Subservicer.

          “REO Property” means a Mortgaged Property acquired by Servicer through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in connection with the default or imminent default of a Subserviced Mortgage Loan.

          “Securities Laws” means the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; the rules and regulations of the Securities and Exchange Commission promulgated thereunder; and state securities or “blue sky” laws.

          “Servicer” means First Tennessee Bank National Association.

          “Servicer’s Net Default Cost” means the calculated Default Cost (net of associated Loss Mitigation Incentive Fees received by Subservicer) with respect to the Defaulted Mortgage Loans that are Subserviced Mortgage Loans.

          “Servicing” means the rights, duties and obligations of Servicer as the servicer of the Subserviced Mortgage Loans under the Servicing Agreements or Applicable Servicing Requirements to administer and collect the payments for the reduction of principal and application of interest; pay taxes, assessments, insurance and other escrow items; remit collected payments; provide Foreclosure services; make Advances; provide full escrow administration and any other obligations required by any Investor or Insurer in, of, or for the Subserviced Mortgage Loans pursuant to the Servicing Agreements or Applicable Servicing Requirements, together with the right to receive Servicing Fees, Float Benefit and any Ancillary Income arising from or connected to the Subserviced Mortgage Loans.

          “Servicing Advance(s)” means all “out of pocket” costs and expenses other than Monthly Advances (including reasonable attorney’s fees and disbursements) incurred in the performance by the Subservicer of its subservicing obligations (which shall be for the account of and reimbursed by Servicer), and which are required under the applicable Servicing Agreement and the Applicable Servicing Requirements, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including Foreclosures, (c) the management and liquidation of any REO Property, (d) compliance with obligations regarding taxes, insurance and other charges, (e) compliance with the requirements of the applicable Agency, Insurer or Investor and (f)

subservicing of the Subserviced Mortgage Loans in conformity with Accepted Servicing Practices.

          “Servicing Agreement” means the contract or arrangement between the Servicer and Investor of the Subserviced Mortgage Loans which governs Servicer’s responsibilities and duties in servicing or subservicing the Subserviced Mortgage Loans, as appropriate, as well as Servicer’s compensation for servicing the Subserviced Mortgage Loans.

          “Servicing Fees” means the total of all income received by Servicer pursuant to the terms of a Servicing Agreement for the collection of payments and management of operational procedures related to a Subserviced Mortgage Loan, minus the Subservicing Fees.

          “SLA” or “SLAs” means those certain specific agreed service level standards for the performance of Subservicer’s and Servicer’s duties under this Agreement as set forth on Exhibit “D-1” attached hereto, as they may be modified or amended from time to time by the mutual agreement of the Parties; provided, however, that to the extent that an SLA is, as of the time of reference, inconsistent with or more burdensome than a substantially similar service level standard that is required pursuant to the Applicable Servicing Requirements, the Applicable Servicing Requirements shall control and the SLA shall not apply. It is the intent of the Parties that the servicing and subservicing of the Subserviced Mortgage Loans and the Owned Servicing Rights Loans shall be (i) to a single consistent standard, (ii) following uniform policies, procedures and processes, (iii) utilizing the same systems, interfaces, vendors and applications for the activity in question for all mortgage loans serviced or subserviced by Subservicer in conformity with Applicable Servicing Requirements.

          “State Agency” means any state agency or regulatory authority with authority to regulate the business of Servicer or Subservicer, determine the investment or servicing requirements with regard to mortgage loan origination, purchasing, servicing, master servicing, or certificate administration performed by Servicer or subserviced by Subservicer, or otherwise participate in or promote mortgage lending.

          “Subserviced Mortgage Loans” means any Mortgage Loans subserviced by Subservicer for Servicer’s account pursuant to the terms of this Agreement during the Term hereof.

          “Subservicer” means MetLife Bank, National Association.

          “Subservicer’s Net Default Cost” means the calculated Default Cost (net of associated Loss Mitigation Incentive Fees received by Subservicer) to service Defaulted Mortgage Loans that are Owned Servicing Rights Loans.

          “Subservicing Fee” means the compensation to be paid to Subservicer monthly in consideration of its performance hereunder as described in Exhibit “B” hereof.

          “Term” means the period of time during which this Agreement is effective as set forth in Section 17.

          “Transition Services Agreement” means an agreement pursuant to which Seller will provide, or cause its Affiliates to provide, certain transition services to Purchaser and Purchaser will provide, or cause its Affiliates to provide, certain transition services to Seller, in form and substance which is mutually agreed to by Seller and Purchaser.

          “VA” means the Department of Veterans’ Affairs or any successor thereto.

          “VA Buydown” means the waiver by Servicer or Subservicer of a portion of the indebtedness of a Subserviced Mortgage Loan, which can take the form of a reduction of the principal, a credit to escrow or unapplied funds accounts, the forgiveness of accrued interest or any combination of the foregoing, and which causes VA to pay off the remaining amount of the indebtedness owed and acquire the related Mortgaged Property.

          “VA No Bid” means any VA-guaranteed Subserviced Mortgage Loan with respect to which VA has given written notice to Servicer or Subservicer that the VA will not establish a “Specified Amount” (as defined in the VA regulations) or that it will not accept conveyance of the related Mortgaged Property after Foreclosure thereon.

          2.      Subservicing Agreement.

                  A.       Servicer hereby engages Subservicer to perform, and Subservicer agrees to perform, the services described in this Agreement on and after the Effective Date. During the Term of this Agreement, Subservicer shall subservice the Subserviced Mortgage Loans on behalf of Servicer and the applicable Investor, as their interests may appear, in accordance with the terms of this Agreement and Applicable Servicing Requirements, in all material respects. Except as otherwise provided in this Section 2.A., in the event of any conflict between the terms of this Agreement and the terms of any Applicable Servicing Requirements, the terms of the latter shall control. The Parties acknowledge and agree that, without limiting the foregoing, each Party shall perform its duties with respect to the Subserviced Mortgage Loans in compliance with the Applicable Servicing Requirements to the extent applicable to each, in all material respects, and shall cooperate with the other Party to effectuate compliance with Applicable Servicing Requirements. Notwithstanding anything to the contrary contained herein, (a) during the Term, Subservicer shall carry out its responsibilities under this Agreement, with a degree of care and a level of service that is no less than the Prior Servicing Standards and in compliance with all New Requirements; provided, that Subservicer shall not be responsible for any Damages that arise out of or in connection with the Subservicer’s continuation of Servicer’s Past Practices (in the absence of New Requirements) to the extent that such Past Practices violate (or result in Subservicer’s subservicing hereunder being in violation of) any Applicable Servicing Requirements and relate to the subservicing of the Subserviced Mortgage Loans, or (b) Subservicer shall not be responsible for its failure to satisfy its obligations under this Agreement to the extent that such failure arises out of or results from the prior acts, errors or omissions of the Originator, any Prior Servicer or the Servicer. If and to the extent that Subservicer actually knows or, at any time hereafter, discovers or determines that any Past Practices of Servicer utilized by Subservicer with respect to the Subserviced Mortgage Loans are, or result in the subservicing thereof by Subservicer being, not in compliance with all Applicable Servicing Requirements, Subservicer shall, as promptly as practicable under the circumstances, provide written notice to Servicer of such violation and take appropriate corrective action intended to eliminate or minimize the risk of such noncompliance. For purposes of the prior sentence, the meaning of the clause “as promptly as practicable under the circumstances” shall be determined mutually by the Parties, taking into account such factors and judgments as: the nature, root cause and materiality of the problem; the liability incurred to date and the likelihood and severity of future liability; the cost, timeline and availability of resources to fix or reduce the problem; and the available options for corrective action.

                  B.      Notwithstanding anything in this Agreement to the contrary, Servicer, and not Subservicer, shall be obligated to perform any responsibilities under the Servicing Agreements that, by their terms, cannot be delegated from Servicer to Subservicer; provided, that the Parties will cooperate to assure Servicer’s timely performance of such responsibilities in accordance with the Applicable Servicing Requirements.

                  C.      Except as otherwise limited herein or by Applicable Servicing Requirements or for commercially reasonable written instructions or requests by Servicer to Subservicer in accordance with Accepted Servicing Practices, (i) Subservicer shall have full power and authority to do any and all things that, in the exercise of its reasonable discretion, consistent with Applicable Servicing Requirements, it may deem necessary or desirable in connection with the performance of its responsibilities in accordance with this Agreement; and (ii) Subservicer may (absent actual knowledge to the contrary) conclusively rely upon the

Mortgage Loan Documents and related books, records and data furnished to it by or on behalf of Servicer.

                  D.      Subject to the provisions set forth in Section 2.A., Subservicer shall not be responsible for the results of any performance tests in the Servicing Agreements pertaining to private mortgage-backed securities transactions pursuant to which Servicer may be responsible to maintain delinquency or default ratios or losses below specified amounts, it being agreed that the foregoing shall not limit Subservicer’s obligation to comply with the provisions of this Agreement in accordance with its terms.

                  E.      Except as may otherwise be expressly provided in this Agreement, Servicer shall remain responsible, as between Servicer and Subservicer, for losses related to Servicer’s investment in the Servicing as distinct from losses related to the performance of Subservicer’s duties under this Agreement (and the costs and expenses incident to such performance), for which Subservicer shall be responsible. Losses of the type referred to above for which Servicer shall remain responsible include, but are not limited to, the following: VA Buydowns, VA No Bids, Ineligible Expenses, Investor repurchase demands, Recourse Obligations, pool insurance premiums, trustee fees, custodian fees, guaranty fees, special hazard insurance premiums, earthquake losses, losses resulting from the absence or inadequacy of hazard insurance for a Mortgaged Property in accordance with Applicable Servicing Requirements (except to the extent that such a loss is subject to Subservicer’s indemnification obligations under Section 20.B.), Foreclosure losses, REO Property losses, Servicing Advances and Monthly Advances, interest shortfalls due to timing of prepayments and liquidations required under the terms of the Servicing Agreements (unless such shortfalls result from the wrongful acts or omissions of Subservicer), advances required in connection with the Servicemembers Civil Relief Act, interest on Escrow Funds, bank service fees and charges associated with the Custodial Accounts and Escrow Accounts, and other items expressly provided for herein.

                  F.      Servicer agrees to bear the economic risk of all Monthly Advances, Servicing Advances or other advances as specified in this Agreement, except as and to the extent otherwise provided by this Agreement. Notwithstanding the foregoing, Subservicer shall initially fund all such Advances. Servicer shall reimburse Subservicer on a one (1) Business Day basis, for all unreimbursed Subservicer funded advances, and pay Subservicer interest on all unreimbursed Subservicer funded advances at the Fed Funds Rate, multiplied by the average daily outstanding balance of all Subservicer funded advances during each month, through the date of reimbursement by Servicer. Subservicer shall be entitled to reimburse itself for such Advances from amounts in the Custodial Accounts and Escrow Accounts at the time and in the manner that Servicer is entitled under Applicable Servicing Requirements.

                  G.      Servicer and Subservicer shall provide any required notice to the Mortgagors of the transactions contemplated herein through a notice jointly prepared and delivered by Servicer and Subservicer in accordance with Applicable Servicing Requirements. The Parties shall cooperate to accomplish such notification in a timely and efficient manner as will best facilitate the assumption by Subservicer of the subservicing responsibilities. The form of the notice to be sent to Mortgagors shall be approved by the Parties before mailing. The costs of such notifications shall be borne equally by Servicer and Subservicer.

                  H.      Subject to Applicable Servicing Requirements and the continuation of Servicer’s Past Practices, Subservicer shall act as the Document Custodian.

                  I.      Servicer may in its discretion consent to the amendment of any of the terms of any Servicing Agreement; provided, that if and to the extent that any such amendments would materially increase Subservicer’s duties and obligations under this Agreement and to the extent that such consent may legally be withheld by Servicer, Servicer shall first obtain the prior written consent of Subservicer (which consent shall not be unreasonably withheld or delayed).

          3.      Subservicer’s General Duties. Until the earlier of the termination of this Agreement or the payment in full of the principal and interest of each Subserviced Mortgage Loan, Subservicer shall, with respect to each Subserviced Mortgage Loan, as and to the extent required by the Applicable Servicing Requirements:

                  A.      Collect, as they become due: (i) payments of principal and interest; (ii) any Escrow Funds; and (iii) all other payments (including late fees and other Ancillary Fees) from Mortgagors.

                  B.      Accept payments of principal and interest and Escrow Funds only in accordance with Applicable Servicing Requirements. Deficient or excess payments or deposits shall be accepted and applied in accordance with the Applicable Servicing Requirements.

                  C.      Apply all payments and Escrow Funds collected by it from the Mortgagor, and maintain mortgage account records capable of producing, at any time and in chronological order: the date, amount, distribution, payment due date or other transactions affecting the amounts due from or to the Mortgagor and indicating the latest outstanding balances of principal, impound deposits, Monthly Advances and Servicing Advances, and unapplied payments.

                  D.      Segregate Custodial Funds and Escrow Funds and hold them pending disbursement in Custodial Accounts and Escrow Accounts held by Servicer, in such manner as to show the custodial nature thereof in accordance with Applicable Servicing Requirements. Subservicer’s records shall show the respective interest of the Investor, Servicer and Subservicer in all such Custodial Accounts and Escrow Accounts. All Custodial Funds and Escrow Funds shall be held by and carried in records of the Subservicer as “trustee” for the Servicer, Investor and/or each Mortgagor, as applicable, in accordance with the Applicable Servicing Requirements, with the exception of Ginnie Mae servicing. Pursuant to Ginnie Mae’s guidelines, Subservicer is not permitted to be listed as a trustee on behalf of the issuer on the title of any such Custodial Account. However, authorization to transact business as an authorized signatory is allowed through submission of Ginnie Mae form 11702, as the same may be revised from time to time. Any Float Benefit with respect to the Subserviced Mortgage Loans shall accrue to the benefit of the Servicer, except as required to be paid to Mortgagors pursuant to Applicable Servicing Requirements.

                  E.      If any Applicable Servicing Requirements require the payment of interest on Escrow Funds to a Mortgagor, Subservicer will credit such interest on each such Mortgagor’s account. Additionally, to the extent that interest on Escrow Funds are voluntarily paid on Subserviced Mortgage Loans pursuant to Servicer’s Past Practices, Subservicer will credit such interest on each such Mortgagor’s account. In each case, Servicer shall reimburse Subservicer monthly for said credit of interest on Escrow Funds in accordance with Section 2.F.

                  F.      Maintain accurate records reflecting the status of escrow items to be paid, which, if not paid timely, would become a superior lien on the Mortgaged Property. For all Subserviced Mortgage Loans for which Subservicer collects Escrow Funds to pay such item, Subservicer shall pay such item before any penalty date if the amount therefore is available to Subservicer or as required under the Applicable Servicing Requirements. When applicable, Subservicer will pay taxes to take advantage of any discount from the taxing jurisdiction, if Subservicer has been informed of a discount by the taxing jurisdiction.

                  G.      For all Subserviced Mortgage Loans that have no provisions for the payment to and collection by Subservicer of Escrow Funds for taxes, Subservicer shall, upon notification by the applicable tax service provider, begin the appropriate notification and letter cycle and, upon its completion, if taxes are still delinquent, make Servicing Advances for any such delinquent taxes and, if possible in accordance with Applicable Servicing Requirements, convert the Subserviced Mortgage Loan to a Subserviced Mortgage Loan requiring payment to and collection of Escrow Funds for taxes if the Mortgage so permits. Subservicer shall escalate this process in the event of a pending tax sale. Servicer shall reimburse Subservicer for any such Servicing Advances in accordance with Section 2.F.

                  H.      When Custodial Funds or Escrow Funds held in a Custodial Account or Escrow Accounts are insufficient to pay amounts due to investors, taxes, assessments, property inspection fees, legal fees, mortgage insurance premiums, hazard or flood insurance premiums or other items due therefrom, or when Subservicer is required to pay any such amounts with respect to Subserviced Mortgage Loans which have no provisions for the payment to and collection by Subservicer of Escrow Funds, or when Subservicer pays any other amount in connection with any Subserviced Mortgage Loan as required or permitted pursuant to Applicable Servicing Requirements or hereunder (including, but not limited to, any Monthly Advances and/or Servicing Advances), Subservicer shall make such Monthly Advances and Servicing Advances as required by the Applicable Servicing Requirements and shall notify Servicer of such payment, and Servicer shall reimburse Subservicer for any such Monthly Advances and Servicing Advances in accordance with Section 2.F.

                  I.      Maintain in full force and effect at all times FHA mortgage insurance, or PMI, as required under the Applicable Servicing Requirements, in accordance with the type of Subserviced Mortgage Loan, and assume responsibility for the payment of the premium thereon for each Subserviced Mortgage Loan, as Servicing Advances. Servicer shall reimburse Subservicer for any such Servicing Advances in accordance with Section 2.F.

                  J.      Assure that improvements on Mortgaged Property are insured by hazard insurance in accordance with the Applicable Servicing Requirements, provided that in all events, the provisions of the Mortgage Loan Documents shall prevail. The mortgagee clause will be reflected as running to the benefit of Servicer, its successors and assigns. Subservicer shall not be required to maintain the original insurance policy for any Subserviced Mortgage Loan delivered for subservicing. However, Subservicer shall provide evidence of insurance coverage to Servicer if a request for such proof is made to Servicer.

                  K.      Maintain in place, at Servicer’s expense, through acceptable vendors or otherwise appropriate procedures for performing due diligence with respect to flood insurance coverage and monitoring changes in flood maps and community status changes, and take appropriate action as changes occur to ensure that Mortgaged Properties that secure Subserviced Mortgage Loans are protected by flood insurance, with no lapses of coverage, in accordance with Applicable Servicing Requirements.

                  L.      Inspect Mortgaged Property if required by the Applicable Servicing Requirements.

                  M.      Secure vacant or abandoned Mortgaged Property if and as required by the Applicable Servicing Requirements.

                  N.      Process requests for partial releases, easements, substitutions, division, subordination, alterations, or waivers of security instrument terms in accordance with Applicable Servicing Requirements.

                  O.     To the extent required by the Applicable Servicing Requirements, advise Investor of any change in ownership of Mortgaged Property and, subject to Applicable Law, comply with all Applicable Servicing Requirements and/or instructions from Investor including without limitation to accelerate or modify the Mortgage Note. Subservicer will, upon request of the applicable Mortgagor, to the extent and as required by Applicable Servicing Requirements, prepare and process the necessary assumption papers and will provide all necessary disclosures on Servicer’s behalf in accordance with Applicable Servicing Requirements.

                  P.      Disburse insurance loss settlements in accordance with the Applicable Servicing Requirements.

          4.      Investor Accounting. Subservicer shall, with respect to each Subserviced Mortgage Loan, as and to the extent required by the Applicable Servicing Requirements:

                  A.       Make interest rate adjustments with respect to adjustable rate Subserviced Mortgage Loans in compliance with the Applicable Servicing Requirements and the terms of the related Mortgage Loan Documents that reflect the movements of the applicable loan rate index. Subservicer shall execute and deliver all notices required under Applicable Servicing Requirements regarding such interest rate adjustments, including, as applicable, timely notification to the Mortgagor and Investor of date and information regarding such interest rate adjustment and of such other matters as required by the Applicable Servicing Requirements.

                  B.       Perform such other services for Investors or Mortgagors outside the ordinary course of services provided under this Agreement as are reasonably requested from time to time or required under the Applicable Law and Applicable Servicing Requirements, which may include, without limitation, documentation and research work, courier deliveries, copying, production of special reports, responses to information requests (including any such request from Investors, Mortgagors or other Persons necessary to satisfy Applicable Servicing Requirements) and onsite inspections and audits of Subservicer from time to time by Investors, Agencies, Servicer or Servicer’s Regulators. Any fees or charges permissible under Applicable Servicing Requirements and imposed by Subservicer for such services shall be for the sole benefit of and may be retained by Subservicer; provided, that any such fees or charges retained by Subservicer shall be a credit against the calculation of Direct Cost for the related Direct Cost Period in which Subservicer earns such fees and charges.

                  C.       Except as permitted by the terms of the Applicable Servicing Requirements and the terms of the related Subserviced Mortgage Loans, not accept any prepayment of any Subserviced Mortgage Loan nor waive, modify, release or consent to postponement on the part of the Mortgagor of any term or provision of the Mortgage Loan Documents without the written consent of Investor or as directed by the applicable Investor’s written loss mitigation guidelines. Notwithstanding the foregoing, however, Subservicer shall not be required to obtain Investor consent for the waiver of any late charge or the waiver, modification, release or consent to postponement of any term or provision which may be waived, modified, released or consented to under the Applicable Servicing Requirements without Investor’s consent.

                  D.       Respond to payoff requests in accordance with the Applicable Law and Applicable Servicing Requirements and, upon payment of a Subserviced Mortgage Loan in full, prepare and file within all timeframes required by Applicable Law and Applicable Servicing Requirements any necessary release or satisfaction documents, advance any release fee and continue subservicing the Subserviced Mortgage Loan pending final settlement, and refund any Escrowed Funds due Mortgagor within applicable timeframes; provided, that Servicer shall reimburse Subservicer for any such Servicing Advances in accordance with Section 2.F.

                  E.       In connection with payoffs and principal curtailments, to the extent that interest is due to the Investor which is not due from the Mortgagor, advance its own funds to cover any uncollected interest due the Investor; provided, that Servicer shall reimburse Subservicer for any such Monthly Advances in accordance with Section 2.F.

                  F.       Remit to the applicable Investor, on a date and in a manner specified by the relevant Applicable Servicing Requirements, collections of principal and interest and any guaranty fees and other amounts due to the Investor; provided, however, that if the amounts due to the Investor(s) in any month are greater than the amounts actually collected by Subservicer less the amounts due Subservicer in such month, then any such remittance to the Investor(s) shall constitute a Monthly Advance by Subservicer and shall be reimbursed by Servicer to Subservicer in accordance with Section 2.F. Subservicer shall cutoff at the end of each month and the monthly report set as described on Exhibit “F” attached hereto will be forwarded to Servicer within five (5) Business Days after the end of the cutoff month.

                  G.       Submit all reports to Investors in accordance with Applicable Servicing Requirements and under Servicer’s assigned “seller/servicer” number or such other number that Investor and other required relevant parties may designate in writing to Subservicer.

                  H.       Provide the disclosures, assessments of compliance, attestations and certifications to Servicer required by Applicable Servicing Requirements and specified in Exhibit “J”.

                  I.       Provide to Servicer statements of financial condition (certified if required by any Agency or Regulator) at least annually as requested by Servicer and will provide other reports, such as but not limited to, a Type II SAS as may be requested by any such Agency or Regulator. Subservicer shall, unless prohibited by Applicable Law, share with Servicer, upon reasonable notice and request, available internal, external and regulatory reports, including reports related to compliance with consumer protection laws and regulations, if requested.

          5.      Reconciliation Project.

                  A.       As of the last applicable cut-off date for each particular Investor of at least $10,000,000 in unpaid principal balance of Mortgage Loans then serviced by Servicer which is no earlier than 30 days prior to the Effective Date (or, if applicable with respect to any particular Investor, such later date on which Servicer shall have completed a reconciliation of an account in accordance with the Past Practices of the Servicer), or, in the case of custodial clearing accounts, as of the last day of the month immediately preceding the month in which the Effective Date occurs (or, if applicable with respect to any particular Custodial Account, such later date on which Servicer shall have completed a reconciliation in accordance with the Past Practices of the Servicer), the Servicer shall: (i) properly balance and reconcile all Investor accounts and Custodial Accounts against cash requirements under the Applicable Servicing Requirements; (ii) make available for the Subservicer’s inspection documentation to verify the accuracy of the reconciling and balancing activities required under this Section 5, and to explain any discrepancies identified in connection with such reconciling and balancing activities; and (iii) on or before the Effective Date, fund any shortages to Custodial Accounts and custodial clearing accounts existing as of the last applicable cut-off date for each particular Investor which is no earlier than 30 days prior to the Effective Date (or, if applicable with respect to any particular Investor, such later date on which the Servicer shall have completed a reconciliation of an account in accordance with the Past Practices of the Servicer) or the last day of the month immediately preceding the month in which the Effective Date occurs (or, if applicable with respect to any particular custodial clearing account, such later date on which the Servicer shall have completed a reconciliation in accordance with the current business practices of the Servicer), as the case may be, which are not collected or cleared on or prior to the Effective Date, with the exception of any shortages approved by the Subservicer in writing. Servicer shall utilize Accepted Servicing Practices in conducting the reconciling and balancing activities required under this Section 5.

                  B.       The aggregate amount of shortfall included in the reconciling items referred to in Section 5(a) (the “Reconciliation Shortfall Amount”) shall be either funded by Servicer at or before the Effective Date or shall be a deduction from remittances made hereunder. Servicer shall pay any portion of the Reconciliation Shortfall Amount due to any third party directly to such third party.

                  C.       With respect to the Subserviced Mortgage Loans, if the Servicer shall have completed the review and reconciliation referred to in Section 5(a) prior to the Effective Date, to the extent reflected by such review and reconciliation, Servicer shall deposit additional amounts in the applicable Custodial Account and/or make appropriate accounting adjustments and/or reduce the remittances as contemplated by Section 5(b) and (ii) in the event that such reconciliation has not been completed by the Effective Date, Servicer hereby covenants and agrees to complete such reconciliation as contemplated by this Section 5 as promptly as possible and to indemnify the Subservicer for any unfunded Reconciliation Shortfall Amount reflected on such review and reconciliation upon completion thereof.

          6.      Delinquency Control

                  Subservicer shall, with respect to each Subserviced Mortgage Loan, as and to the extent required by the Applicable Servicing Requirements:

                  A.       Take commercially reasonable steps to maintain Subserviced Mortgage Loans in a current status pursuant to Applicable Servicing Requirements, which may include procedures that provide for sending delinquent notices, call campaigns and strategies, assessing late charges, and returning inadequate payments, and procedures for the analysis of Subserviced Mortgage Loans that are distressed or chronically Delinquent.

                  B.       Maintain a collection department. All Subserviced Mortgage Loans that are Delinquent Mortgage Loans or Defaulted Mortgage Loans shall be serviced in accordance with the Applicable Servicing Requirements.

                  C.       Provide Investors with month-end collection and delinquency reports identifying and describing the status of any Subserviced Mortgage Loans that are Delinquent Mortgage Loans and Defaulted Mortgage Loans as and to the extent provided for in the Applicable Servicing Requirements, and from time to time as the need may arise, provide Investors with loan service reports relating to any information which Subservicer is otherwise required to provide thereunder or detailing any matters that Subservicer reasonably believes should be brought to the attention of Investor.

                  D.       Offer loan modification and other foreclosure avoidance agreements and alternatives to Mortgagors, on Servicer’s behalf and, in doing so, comply with Applicable Servicing Requirements. In connection with offering loan modifications to Mortgagors, Subservicer will conform to the requirements set forth in Section 3.O. above.

                  E.       Assist in: (i) the foreclosure or other acquisition of the Mortgaged Property; (ii) the transfer of the Mortgaged Property to HUD or VA, the filing of all reimbursement claim forms and the collection of any applicable mortgage insurance; and (iii) pending completion of these steps, the protection of the Mortgaged Property from deterioration. Subservicer will have title to such property acquired in the name designated by Investor. In case of a voluntary deed in lieu of foreclosure, and purchase by Servicer or Investor for its account, Subservicer will protect the resulting REO Property while so owned to the extent required by the Applicable Servicing Requirements. Upon the sale of the REO Property, on terms as specified by Investor, if payments are deferred and payable under contract or Mortgage, Subservicer will service the same until completely liquidated.

          7.      Repurchases and Indemnification of Investors

                  A.       Subservicer shall promptly notify Servicer of a repurchase or indemnification request that Subservicer receives from any Investor or Insurer with respect to a Subserviced Mortgage Loan. Subservicer shall cure the complained of defect (if such defect is capable of cure) or contest any repurchase or indemnification request and work directly with the applicable Investor, Insurer and other relevant third parties, and Servicer shall reimburse Subservicer for Subservicer’s reasonable costs in providing such assistance. Servicer shall fund any required repurchase or indemnity payment resulting therefrom (subject to Subservicer’s indemnification obligations under Section 20.B).

                  B.       If Servicer is required to repurchase a Subserviced Mortgage Loan or indemnify an Investor or Insurer with respect to a Mortgage Loan that was originated by a third party originator, Subservicer shall be responsible for the pursuit of any remedies against such third party originator on Servicer’s behalf, and Subservicer shall pursue such remedies from such third party originator, and Servicer shall reimburse Subservicer for Subservicer’s reasonable costs in providing such assistance.

                  C.       Upon receipt of a Mortgagor request to convert a Subserviced Mortgage Loan, the related Mortgage Note and/or Mortgage that contains a conversion feature, Subservicer shall implement such request, as provided for in the Mortgage Loan Documents and Applicable Servicing Requirements. If, upon such conversion, Applicable Servicing Requirements provide for the repurchase of such Subserviced Mortgage Loan, Servicer shall implement and fund such repurchase. Subservicer thereupon shall account for such repurchased Subserviced Mortgage Loan as a Mortgage Held for Investment and shall service such repurchased Subserviced Mortgage Loan in accordance with the terms of this Agreement. The Parties acknowledge the intention of Servicer to sell such repurchase Subserviced Mortgage Loan to a third Person following such repurchase, and Subservicer agrees reasonably to cooperate with and assist Servicer in such sale and to provide or obtain information related to such repurchased Subserviced Mortgage Loan.

                  D.       Repurchased Subserviced Mortgage Loans shall be repurchased and thereafter shall be held in the name of Servicer; provided, that, in the event of any such repurchase, such Subserviced Mortgage Loans shall continue to be subject to this Agreement and subserviced by Subservicer during the Term hereof.

          8.      Litigation. Except as otherwise provided herein, Subservicer shall be responsible for management and administration of all loan level litigation, arbitration or other proceeding before any Governmental Body, or any investigation or administrative enforcement action by any Governmental Body (“Litigation”) relating to the Subserviced Mortgage Loans, including, but not limited to, Litigation related to Foreclosure, eviction, quiet title and bankruptcy filings, all costs of which shall be at Servicer’s expense (unless such costs are subject to Subservicer’s indemnification obligation in Section 20.B.). Servicer shall reimburse Subservicer for any out-of-pocket costs that Subservicer incurs in connection with any assistance provided to Servicer for such loan level Litigation, and any such reimbursed costs shall be excluded from the calculation of Direct Cost Per Loan for any related Direct Cost Period. Subservicer shall not, without the prior written consent of Servicer, settle or compromise any claim or any such Litigation against Servicer or any of its Affiliates arising out of or relating to any such Litigation, other than any such settlement involving solely the payment of money damages not to exceed ten thousand dollars ($10,000) in any one (1) instance or one hundred thousand dollars ($100,000) in the aggregate for all such settlements, during any calendar quarter. Notwithstanding the foregoing, but subject to the provisions of Section 10.3(b) of the Asset Purchase Agreement, each Party shall be responsible for management and administration of its defense of any class action Litigation in which such Party or any of its Affiliates is a defendant; provided, however, that Servicer shall not, without the prior written consent of Subservicer, which shall not be unreasonably withheld or delayed, settle or compromise any class action Litigation that would materially adversely impact the manner in which the Subserviced Mortgage Loans are serviced in the future or Subservicer’s operations. Subservicer shall cooperate in obtaining or making available information or documents respecting Subserviced Mortgage Loans involved in Litigation as may be reasonably requested or required by Servicer or its counsel. Servicer shall reimburse Subservicer for any out-of-pocket costs that Subservicer incurs in connection with any assistance provided to Servicer for such class action Litigation (unless such costs are subject to Subservicer’s indemnification obligation in Section 20.B.), and any such reimbursed costs shall be excluded from the calculation of Direct Cost Per Loan for any related Direct Cost Period. Subservicer shall not be obligated to implement any material changes in the way it subservices the Subserviced Mortgage Loans resulting from Servicer’s settlement of any Litigation; provided, that Subservicer will cooperate in good faith with Servicer to implement such requirements of settlements; and provided further, that Subservicer shall be required to effect any such material changes if Servicer shall agree to indemnify Subservicer, to the extent that such material changes would require Subservicer to perform greater obligations or undertake greater duties under this Agreement than would have otherwise been the case absent such settlement, against any incremental costs to Subservicer as a result of such greater obligations or duties which would cause Direct Cost Per Loan for any Direct Cost Period to exceed $65. To the extent that effecting any such material changes would result in Subservicer’s being unable to comply with any provisions of this Agreement relating to the manner in which the Subserviced Mortgage Loans are to be subserviced (after taking into account the indemnification provided above), Servicer shall agree to the modification of such provision to the minimum extent necessary so as to enable compliance therewith by Subservicer in light of such settlement. Prior to entering into a final settlement of any Litigation that would require Subservicer to implement material changes, Servicer agrees to consult with Subservicer in good faith to try both to establish reasonable time frames for implementation of such changes and to minimize any potential material adverse effect that the implementation of such changes may have on Subservicer.

          9.      Books and Records. Subservicer shall give Servicer or its authorized representative, including without limitation Servicer’s Regulators and any Agency or Investor, the opportunity at any time during its normal business hours and following reasonable prior written notice to examine Subservicer’s books and records related to the Subserviced Mortgage Loans (including, in the event of any Subserviced Mortgage Loan that is a second Mortgage Loan, any and all records pertaining to the first lien on such Mortgaged Property). Subservicer will keep records pertaining to each Subserviced Mortgage Loan and Mortgagor in such form and content as is necessary to fully satisfy the Applicable Servicing Requirements. Such records related to the Subserviced Mortgage Loans and the related Mortgagors shall be the property of Servicer and, upon Servicer’s request, Subservicer shall promptly provide requested information contained in such records to Servicer as and in the form reasonably requested. Subservicer’s performance of its obligations under this Section 8 shall be at Subservicer’s sole expense, except for excessive requests. Upon termination of this Agreement, all records pertaining to the

Subserviced Mortgaged Loans shall be delivered to Servicer at Servicer’s expense. Notwithstanding the foregoing, however, Subservicer at its own expense may copy any such records before delivering them to the Servicer.

          10.    Insurance. Subservicer shall maintain at its expense at all times while this Agreement is in force blanket policies of fidelity, theft, forgery and errors and omissions insurance covering all officers and employees of Subservicer acting in any capacity with respect to the Subserviced Mortgage Loans with terms and in amounts sufficient to satisfy the Applicable Servicing Requirements. Subservicer shall add Servicer as a named loss payee on all such policies of insurance, and shall provide at least thirty (30) days prior written notice to Servicer or the applicable Investor, if required, of any modification to or cancellation of such insurance policies. If requested by Servicer, Subservicer shall cause certificates evidencing the existence of such coverage to be delivered to Servicer. Subservicer shall also maintain or obtain annually certificates of coverage for blanket policies of fidelity, theft, forgery and errors and omissions insurance covering all vendors utilized in connection with the subservicing of the Subserviced Mortgage Loans in amounts sufficient to satisfy the Applicable Servicing Requirements.

          11.    Misdirected Payments. If any Mortgagor should make a payment under a Subserviced Mortgage Loan after the Effective Date to Servicer that should have been made to Subservicer, including but not limited to a full payoff or refinance of the Note, Servicer agrees to: (i) wire said payment to Subservicer the same Business Day if related to the payoff or refinance of a Subserviced Mortgage Loan and (ii) forward said payment to Subservicer within two (2) Business Days for all other payments under a Subserviced Mortgage Loan.

          12.    Privacy.

                  A.       Servicer shall provide to Subservicer a complete copy of its policies and procedures related to the privacy of Mortgagor information (“Privacy Policy”). Servicer shall deliver to Subservicer all updates or modifications to the Privacy Policy no less than thirty (30) days prior to the date on which such update or modification becomes effective;

                  B.       With respect to the Subserviced Mortgage Loans, Servicer acknowledges and agrees that Subservicer may: (i) disclose Mortgagor information in the same manner and to the same extent as Servicer may do so under Applicable Law, Servicer’s Privacy Policy, Section 13.G. of this Agreement and the Transition Services Agreement; and (ii) disclose or use Mortgagor information to the extent that such disclosure or usage relates to the carrying out of the purposes for which Servicer provided such Mortgagor information to Subservicer as described in this Agreement and as permitted under Applicable Law;

                  C.       With respect to the Subserviced Mortgage Loans, Subservicer agrees to comply with Gramm-Leach-Bliley Act (“GLBA”) and other Applicable Law applicable to the privacy and security of nonpublic personal information (“NPI”), and implement measures consistent with Accepted Servicing Practices and Applicable Servicing Requirements to: (i) ensure the security and confidentiality of Mortgagor records and information; (ii) protect against any anticipated threats or exposure to the security or integrity of such records; (iii) guard against unauthorized access to use of such records or information that could result in substantial harm or inconvenience to a Mortgagor; (iv) adopt and maintain reasonable procedures, as well as train its employees, to protect the security, confidentiality, and privacy of Mortgagors’ NPI including without limitation in connection with the disposal of NPI; and (v) not sell, transfer, rent or disclose to any third parties Mortgagors’ NPI, except for the limited purposes expressly set forth in this Agreement or otherwise agreed to by Servicer.

                  D.       Subservicer complies with the data security regulatory standards required by the Federal Financial Institutions Examination Council’s and the Office of the Comptroller of the Currency. In addition, Subservicer complies with the data security regulatory standards required by any Regulator. Subservicer routinely tests its infrastructure, including perimeter assets, systems and networks on not less than an annual basis; security programs to monitor, manage and report data security are conducted on a monthly basis. Upon reasonable prior notice, Servicer may request information and conduct follow-up interviews about the measures Subservicer employs to safeguard confidential and customer information. If Subservicer detects, discovers, or is notified that an incident resulted in, or could result in, unauthorized destruction, loss, alteration of, or access to confidential or customer information, including a security breach of its computer system or its physical facilities, Subservicer will promptly notify Servicer and will provide Servicer with such information it may need in order to allow Servicer to meet its customer notification requirements. Subservicer will also preserve all records and other evidence relating to the security incident. Subservicer shall use its best efforts to mitigate any damage or liability resulting from such security incident, and shall comply with the applicable SLAs and the Applicable Servicing Requirements in connection with notification, mitigation, indemnity and cure of such incident.

          13.    Representations, Warranties and Covenants of Subservicer. Subservicer represents, warrants and covenants with Servicer, as of the date hereof, or such other date as specified below, that:

                  A.       Subservicer is validly existing as a national banking organization organized under the federal laws of the United States and has and will have all requisite power and authority to carry on its business as now conducted and as conducted during the Term of this Agreement. Subject to federal preemption of Applicable Laws, Subservicer has in full force and effect (without notice of possible suspension, revocation or impairment) all applicable qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Subserviced Mortgage Loans or related servicing rights require it to be qualified or licensed, except where the failure of Subservicer to possess such qualifications, licenses, permits, approvals and registrations would not have a material adverse effect on the ability of Subservicer to enforce any Subserviced Mortgage Loan. Subservicer has all requisite power and authority to enter into this Agreement, and the individuals executing this Agreement on behalf of Subservicer are duly authorized to do so.

                  B.       Subservicer is, or will be by the Effective Date, an approved servicer for Freddie Mac and Fannie Mae, an approved Ginnie Mae servicer in good standing and qualified by FHA and VA as a lender/mortgagee and servicer of FHA-insured Mortgage Loans and VA-guaranteed Mortgage Loans. If a Private Investor is the Investor for a Subserviced Mortgage Loan, Subservicer is, or will be as soon as practicable following the Effective Date, an approved originator, seller and servicer, as applicable, in good standing with such Private Investor. Subservicer has, or will obtain as soon as practicable following the Effective Date, the servicer ratings with the nationally recognized ratings agencies that are required under the Servicing

Agreements with Private Investors or in order to maintain the rating of any securitization and as specified on Exhibit “E-1” attached hereto. Once approved, Subservicer shall at all times thereafter during the term of this Agreement maintain the foregoing approvals and ratings.

                  C.       No approval from any local, state, or federal agency or authority must be obtained by Subservicer, other than those obtained by the Effective Date, in connection with its execution and delivery of this Agreement or in order for Subservicer to consummate the transactions contemplated by this Agreement. Subservicer agrees to obtain any necessary approval by Investors and Insurers for the assumption of Subservicer’s responsibilities under this Agreement; provided, that Servicer will cooperate with Subservicer as reasonably requested to obtain such approvals.

                  D.       During the Term of this Agreement, except as otherwise provided herein, Subservicer shall comply with all Applicable Servicing Requirements in connection with its subservicing of the Subserviced Mortgage Loans including, without limitation, subservicing the Subserviced Mortgage Loans in such a manner to enable Subservicer to provide disclosures, assessments of compliance and attestations and annual independent auditors’ assessments of the Subservicer’s performance. Subservicer shall perform its obligations as set forth in the Regulation AB Addendum executed by Servicer and Subservicer in the form attached hereto as Exhibit “J” to the extent necessary for compliance with Applicable Servicing Requirements. If and to the extent that Subservicer actually knows, discovers or determines at any time during the Term of this Agreement that, in performing its duties under this Agreement, Subservicer is in violation of the Applicable Servicing Requirements in any material respect, Subservicer shall promptly notify Servicer in writing of such violation.

                  E.       Subservicer shall not, during the Term of this Agreement, enter into any agreement or arrangement pursuant to which Subservicer shall assign or any third party or parties shall assume Subservicer’s obligations with respect to the subservicing and administration of the Subserviced Mortgage Loans. Further, Subservicer shall not, without the prior written consent of Servicer, enter into any agreement or arrangement with any third party or parties with respect to the performance of any material function related to the servicing and administration of the Subserviced Mortgage Loans (excluding arrangements or agreements in effect as of the Effective

Date or the delegation of customary ancillary duties that do not constitute servicing); provided, that, with respect to any agreement or arrangement entered into by Subservicer in compliance with this Section 13.E. (i) any such arrangement or agreement shall be consistent with and not violate the terms of this Agreement, and (ii) Subservicer shall remain at all times obligated and liable for the subservicing and administration of the Subserviced Mortgage Loans on the terms provided in this Agreement. For the avoidance of doubt, any such agreement or arrangement shall comply with all Applicable Servicing Requirements, including without limitation all requirements of any Governmental Body or Regulator having jurisdiction over Servicer or the Subserviced Mortgage Loans.

                  F.       There is no action, suit, proceeding or investigation pending or, to Subservicer’s knowledge, threatened against the Subservicer, which, either in any one instance or in the aggregate, is reasonably likely to result in any material adverse change in the business, operations or financial condition of the Subservicer, or in any material impairment of the right or ability of the Subservicer to carry on its business substantially as now conducted, or in any material liability on the part of the Subservicer, or which would draw into question the validity of this Agreement or the Subserviced Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Subservicer contemplated herein, or which would be likely to impair materially the ability of the Subservicer to perform its obligations hereunder.

                  G.       During the Term of this Agreement, except as otherwise expressly agreed in writing by the Parties, Subservicer shall not, and shall cause its employees not to, solicit Mortgagors with respect to the Subserviced Mortgage Loans for any purpose (other than in the performance of Subservicer’s obligations with respect to loss mitigation under this Agreement), including without limitation a refinancing of any Subserviced Mortgage Loan, the origination of a mortgage loan secured by another Mortgaged Property owned by such Mortgagor, or the sale of optional insurance or any other banking or financial products or services; provided, however, that the following shall not constitute solicitation and shall not violate this covenant: (i) mass advertising or mailings (such as placing advertisements on television, on radio, in magazines or in newspapers or including messages in billing statements) that are not primarily directed towards the Mortgagors, and (ii) a solicitation for financial services to Mortgagors with whom Subservicer or an affiliate has a customer relationship unrelated to the Subserviced Mortgage

Loan. Subservicer shall refer any written or oral requests received from a Mortgagor for a replacement or new mortgage loan, optional insurance or any other banking or financial product or service to Servicer as promptly as practicable but not later than two (2) Business Days after Subservicer receives any such request or, if agreed by the Parties in writing, Subservicer shall fulfill such request on Servicer’s behalf and in Servicer’s name.

                  H.       Subservicer will maintain at all time during the Term a disaster recovery plan that complies with the Applicable Servicing Requirements, including without limitation any regulations and Orders of any Regulator. Subservicer will provide Servicer or its Regulator a copy upon request at Subservicer’s expense. Any updates to the disaster recovery plan shall be provided to Servicer within thirty (30) days of such update. The plan will be audited and tested at least once every twelve (12) months or as may otherwise be required pursuant to any Applicable Servicing Requirements or Applicable Laws, including without limitation any regulations and Orders of any Regulator. Subservicer shall not diminish or eliminate the level of service provided pursuant to this Agreement under the disaster recovery plan without Servicer’s prior written consent. In addition, Subservicer shall: (a) provide Servicer with a copy of any future third party certification report(s) that review and/or certify the disaster recovery plan when such report(s) is made available to Subservicer and (b) upon Servicer’s requests from time to time, allow Servicer, its Regulator or their agents on a semi-annual basis to review the disaster recovery plan procedures.

          14.    Representations, Warranties and Covenants of Servicer. Servicer represents, warrants and covenants with Subservicer, as of the date hereof, or such other date as specified below, as follows:

                  A.       Servicer is validly existing as a national banking organization organized under the federal laws of the United States and has and will have all requisite power and authority to carry on its business as now conducted and as conducted during the Term of this Agreement. Subject to federal preemption of Applicable Laws, Seller has in full force and effect (without notice of possible suspension, revocation or impairment) all applicable qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Subserviced Mortgage Loans or related servicing rights require it to be qualified or licensed, except where the failure of Servicer to possess such qualifications, licenses, permits, approvals and registrations would not have a material adverse effect on the ability of Subservicer or Servicer to enforce any Subserviced Mortgage Loan. Servicer has all requisite power and authority to enter into this Agreement. The individuals executing this Agreement on behalf of Servicer are duly authorized to do so.

                  B.       Servicer is an approved servicer for Freddie Mac, Fannie Mae, an approved Ginnie Mae servicer in good standing and is qualified by FHA and VA as a lender/mortgagee and servicer of FHA-insured Mortgage Loans and VA-guaranteed Mortgage Loans. If a Private Investor is the Investor for a Subserviced Mortgage Loan to be subserviced hereunder, and if required for the performance of its obligations under the Servicing Agreement or this Agreement, Servicer is an approved servicer in good standing with such Private Investor. Servicer shall at all times during the term of this Agreement maintain the foregoing approvals.

                  C.       Except as set forth on Exhibit “E-2”, no approval from any Investor, or any local, state, or federal agency or authority must be obtained by Servicer, other than those obtained by the Effective Date, in connection with its execution and delivery of this Agreement or in order for Servicer to consummate the transactions contemplated by this Agreement. Servicer shall, at its expense, be responsible for compliance with any state, Investor, and Insurer requirements applicable to the assumption by Subservicer of its responsibilities under this Agreement, including without limitation obtaining all necessary state, if applicable, Investor and Insurer consents or approvals as may be required by the Servicing Agreements and Applicable Servicing Requirements.

                  D.       There is no action, suit, proceeding or investigation pending or, to Servicer’s Knowledge, threatened against the Servicer, which, either in any one instance or in the aggregate, is reasonably likely to result in any material adverse change in the business, operations or financial condition of the Servicer, or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or in any material liability on the part of the Servicer, or which would draw into question the validity of this Agreement or the Subserviced Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or which would be likely to impair materially the ability of the Servicer to perform its obligations hereunder, or materially and adversely affect the servicing obligations with respect to the Subserviced Mortgage Loans.

                  E.       Servicer shall reasonably cooperate with and assist Subservicer as requested by Subservicer, in carrying out Subservicer’s covenants, agreements, duties, and responsibilities under this Agreement and, in connection therewith, Servicer shall execute and deliver, at Servicer’s expense, all such papers, documents and instruments set forth on Exhibit “C” attached hereto and as may otherwise be necessary and appropriate in furtherance thereof including without limitation appropriate Powers of Attorney as requested by Subservicer. Servicer agrees to comply with all Applicable Servicing Requirements. Servicer shall perform its obligations as set forth in the Regulation AB Addendum executed by Servicer and Subservicer in the form attached hereto as Exhibit “J” to the extent necessary for compliance with Applicable Servicing Requirements.

                  F.       Servicer shall provide to Subservicer, at Servicer’s expense: all Mortgage Loan Documents and other applicable documentation for each Subserviced Mortgage Loan to enable Subservicer to maintain the Subserviced Mortgage Loan on Subservicer’s mortgage loan servicing system and related surrounding and supplemental systems and applications. All such documentation shall be delivered to Subservicer upon the Effective Date. Any files associated with quality control audits and any associated record keeping retained by Servicer shall be available to Subservicer within a reasonable time following request. In connection with the foregoing, the Parties acknowledge and agree that delivery of the Mortgage Loan Documents shall be effected in connection with the closing of the sale of certain assets of the Business by means of Subservicer’s occupancy and rental of FHHL’s Headquarters (as defined in the Asset Purchase Agreement) as of the Closing Date.

                  G.       Within five (5) Business Days after receipt by Servicer, or within such earlier time period as may be necessary to allow Subservicer the opportunity to take action to protect the Mortgaged Property or the priority of the Mortgage or to take such other action as may be required in accordance with the Applicable Servicing Requirements, and to avoid fines, penalties and the like, Servicer shall promptly notify Subservicer whenever it receives actual notice of any liens, bankruptcies, condemnations, probate proceedings, tax sales, partitions, local ordinance violations, condemnations or proceedings in eminent domain that could impair the security of any Subserviced Mortgage Loan, or of vacancy, waste or vandalism of or to the Mortgaged Property.

                  H.       Servicer agrees to cause its directors or their authorized designees to appoint the employees of Subservicer set forth on Exhibit “K” as officers of Servicer in the capacities set forth therein solely for the purpose of performing Subservicer’s obligations under this Agreement, such appointment to remain in effect during the Term of this Agreement; provided, however, that should the persons appointed by the authorized officers cease to serve as employees of Subservicer for any reason whatsoever, Servicer agrees to cause its authorized officers, as appropriate, to remove such persons as officers of Servicer and to appoint a substitute or substitutes acceptable to both Parties.

                  I.       Subservicer shall, on Servicer’s behalf and as needed, from and after the Effective Date, notify the applicable taxing authorities (except as such is handled through the tax service company) and Insurers of the assumption of the subservicing responsibilities by Subservicer and include instructions to deliver all notices, tax bills and insurance statements, as the case may be, to Subservicer or the applicable tax service provider, as the case may be.

                  J.       Subservicer shall, on Servicer’s behalf and as needed, from and after the Effective Date, notify all foreclosure attorneys and trustees under Mortgage Instruments who, on the Effective Date, are providing legal or foreclosure-related services to or on behalf of Servicer in connection with pending foreclosures involving one or more of the Subserviced Mortgage Loans, of the transfer of the subservicing of the Subserviced Mortgage Loans to Subservicer.

                  K.       Subservicer shall, on Servicer’s behalf and as needed, from and after the Effective Date, notify all bankruptcy trustees of the assumption of Subservicer’s subservicing obligations under this Agreement.

                  L.       Each Subserviced Mortgage Loan has a fully paid, freely transferable, verified life of loan flood tracking service contract with Federal Flood Certification Corporation.

                  M.       If any Subserviced Mortgage Loan is secured by a Mortgaged Property located in a Federal Emergency Management Agency designated special flood hazard area, then

(to the extent required by Applicable Servicing Requirements), flood insurance policies are in full force and effect in the amounts required by Investors under Applicable Servicing Requirements or are insured through Servicer’s “gap coverage” flood insurance policy, or Servicer is in the process of obtaining or will obtain forced place insurance in the amounts required by Investors under Applicable Servicing Requirements.

                  N.       All Mortgaged Properties are currently insured against fire and have extended coverage insurance, including coverage for perils customary in the geographic area where the related Mortgaged Property is located, in the amounts required by the Investors under Applicable Servicing Requirements; all insurance premiums on such insurance policies have been paid in a timely manner; and there have been no fire losses on the Mortgaged Properties where Servicer’s estimate of loss is materially greater than the net recovery from the fire insurance carrier or Servicer is in the process of obtaining or will obtain forced place insurance in the amounts required by Investors under Applicable Servicing Requirements. To Servicer’s Knowledge, there have been no fire losses on any Mortgaged Property as to which there is a pending coinsurance claim.

                  O.       All terms, conditions, agreements and other arrangements between Servicer and each Investor with respect to the servicing of the Subserviced Mortgage Loans are set forth in the Servicing Agreements provided to Subservicer, and such Servicing Agreements are true, correct and complete. Servicer has complied in all respects with all of its contractual obligations under each Servicing Agreement, except to the extent that any such failure to comply would not have, individually, or in the aggregate, and would not reasonably be expected to have, a material adverse effect on the Servicer or the servicing rights or obligations with respect to any Subserviced Mortgage Loan. Servicer may in its discretion consent to the amendment of any of the terms of any Servicing Agreement; provided, that if and to the extent that any such amendments would materially increase Subservicer’s duties and obligations under this Agreement and to the extent that such consent may legally be withheld by Servicer, Servicer shall first obtain the prior written consent of Subservicer (which consent shall not be unreasonably withheld or delayed).

                  P.       All payments into and disbursements from and calculations with respect to Custodial Accounts and Escrow Accounts have been executed and performed in compliance with the Applicable Servicing Requirements, except where the failure to do so would not have a material adverse effect on the Servicer or the servicing rights or obligations with respect to any Subserviced Mortgage Loan. Subject to and in accordance with the Applicable Servicing Requirements pertaining generally to the type, size or capitalization of depository institutions qualified to hold such balances of Investors, Insurers and governmental authorities, Servicer has the right and power to determine the financial institutions in which the Custodial Accounts and Escrow Accounts are held and is not bound by any agreement that would limit the Servicer’s ability to move any Custodial Accounts or Escrow Accounts to any other financial institutions. All Custodial Accounts and Escrow Accounts are maintained in accordance with the Applicable Servicing Requirements in all material respects.

                  Q.       All calculations required to be made by the Servicer with respect to the amount of principal, interest, payments of Escrow Funds and other amounts due and owing by a Mortgagor from time to time under each Subserviced Mortgage Loan have been made in compliance with all Applicable Servicing Requirements, except where failure to do so would not have, in the aggregate, a material adverse effect on the Servicer or the servicing rights or obligations with respect to any Subserviced Mortgage Loan. All invoices transmitted to the Mortgagors by the Servicer for principal, interest, payments of Escrow Funds and all other amounts due and payable under each Subserviced Mortgage Loan have been prepared, and the funds collected from the Mortgagors have been applied for the payment of such amounts, in compliance with all Applicable Servicing Requirements, except where failure to do so would not have, in the aggregate, a material adverse effect on the Servicer or the servicing rights or obligations with respect to any Subserviced Mortgage Loan.

                  R.       All Pools have been certified, finally certified and recertified (if required) in accordance in all material respects with all Applicable Servicing Requirements.

                  S.       Each Subserviced Mortgage Loan was originated, sold and securitized, as applicable, in compliance with all Applicable Servicing Requirements, Applicable Laws and Accepted Servicing Practices, except where such lack of compliance would not have a material adverse effect on the ability of Subservicer to perform its obligations under this Agreement or on the ability of Subservicer or Servicer to enforce any Subserviced Mortgage Loan. The Service Quality Indicators set forth on Exhibit “D-2” attached hereto are true, accurate and complete in all material respects. If and to the extent that Servicer actually knows, discovers or determines at any time during the Term of this Agreement that Servicer was, prior to the Effective Date with respect to the Subserviced Mortgage Loans, in violation of the Applicable Servicing Requirements in any material respect, Subservicer shall promptly notify Servicer in writing of such violation.

          15.    Compensation to Subservicer; Make Whole Payments. For providing the services set forth in this Agreement, and for other good and valuable consideration provided by Subservicer, it is agreed that:

                  A.       Subservicer shall be paid the Subservicing Fee, calculated and paid as and when provided in Exhibit “B” attached hereto.

                  B.       Subject to the Cap, in the event that, for any Direct Cost Period during the Term, (i) Direct Cost Per Loan exceeds $65.00 and (ii) Servicer fails to maintain as of the end of such Direct Cost Period the minimum number of Subserviced Mortgage Loans set forth in Exhibit “H”, Servicer shall pay to Subservicer a Make Whole Payment with respect to such Direct Cost Period. Make Whole Payments, if applicable, shall be calculated in arrears and shall be paid as described on Exhibit “B”.

                  C.       As a condition precedent to Servicer’s obligation to pay any Make Whole Payment with respect to any Direct Cost Period (other than as required as an alternative to the Early Termination Fee in Section 18.C.): (i) Subservicer shall have maintained the service levels specified in the SLAs set forth on Exhibit “D-1” during the related Direct Cost Period in all material respects; provided, that Subservicer’s failure to so maintain such service levels during any Direct Cost Period shall not excuse Servicer’s obligation to pay any Make Whole Payment if Servicer’s historic Servicer Quality Indicators set forth on Exhibit “D-2” attached hereto are not true, accurate and complete in all material respects; (ii) no breach by Subservicer exists on the date that a Make Whole Payment is due which, with the giving of notice or the passage of time, or both, would constitute a breach by Subservicer of this Agreement for which Servicer may terminate this Agreement; and (iii) the closing of the sale and purchase of the Purchased Servicing Rights on the Closing Date shall have occurred. Further, for any Direct Cost Period in which, as a result of Subservicer’s flow or bulk sales or acquisition activities, the composition and quality of the Owned Servicing Rights Loans materially changes from the composition and quality of the Mortgage Loans originated by Servicer during the ninety (90) days preceding the Effective Date, taken as a whole, to the extent that such material change in composition and quality would cause Servicer to pay a Make Whole Payment or an increased Make Whole Payment as a result of an increase in Direct Cost Per Loan, then, in determining the amount of any such Make Whole Payment, the Parties shall exclude any increase in Direct Cost for such Direct Cost Period resulting from such material changes. For the avoidance of doubt, it is the Parties’ intention that any such material changes shall not extinguish Servicer’s obligation to make a Make Whole Payment except to the extent of the financial impact on Direct Cost resulting from such material changes. If at any time during the Term, as a result of one or more Bulk Sales (as defined in Section 16) by Servicer to Subservicer, the Purchased Servicing Rights Loans include an additional 175,000 Mortgage Loans exclusive of the Purchased Servicing Rights Loans on the Closing Date, then Servicer shall have no further obligation to pay any Make Whole Payment.

                  D.       In the event that there is a material change or changes in Applicable Laws or Applicable Servicing Requirements and a resulting material adverse change in any Direct Cost, the Parties shall reasonably cooperate and enter into good faith negations to determine what, if any, amendments to this Agreement may need to be effected with respect to the definition of Direct Cost in order to preserve the intent of the Parties.

          16.    Right of First Look. Prior to commencing to offer the Servicing with respect to all or any portion of the Subserviced Mortgage Loans for sale from time to time during the Term (a “Bulk Sale”) to any third party, Servicer shall notify Subservicer in writing and shall first offer Subservicer the opportunity to submit a written offer in connection with the Bulk Sale. Servicer shall provide and make available to Subservicer the same information related to the related Subserviced Mortgage Loans as Servicer will provide and make available to other third party prospective bidders for consideration, and Subservicer shall have a period of ten (10) Business Days following the receipt of Servicer’s notice to provide a written offer to Servicer with respect to the Bulk Sale. If Servicer fails to receive Subservicer’s written offer or elects to reject an offer submitted by Subservicer within such ten (10) Business Day period, Servicer may offer such Bulk Sale to other third parties without any further obligation to Subservicer in connection with such Bulk Sale other than as set forth herein with respect to the partial termination of this Agreement related to such Subserviced Mortgage Loans; provided, however, that Servicer will involve Subservicer in such third party marketing process.

          17.    Term of Agreement. The Term of this Agreement shall commence on the Effective Date and shall end at the close of business on the last day of the twelfth (12th) Direct Cost Period, or if such day is not a Business Day, the preceding Business Day; provided, however, that Servicer and Subservicer may earlier terminate this Agreement in whole or in part as permitted in Sections 18 and 19 below.

          18.    Termination by Servicer.

               A.       Servicer may, by written notice to Subservicer, terminate this Agreement in its entirety, or with respect to a portion of the Subserviced Mortgage Loans to the extent the following relates to such portion:

          (i)       For Cause. Cause shall mean (a) Subservicer fails to perform its obligations or breaches its covenants hereunder and does not cure such failure within thirty (30) calendar days of written notice by Servicer to Subservicer of such failure of performance or breach, unless the Applicable Servicing Requirements or Applicable Law require cure within a shorter time period and, in such case, within the time period prescribed therein; provided, however, if Subservicer is prosecuting a cure in good faith in a manner consistent with Applicable Servicing Requirements, such cure period shall be extended for up to an additional sixty (60) days as long as Servicer is not materially prejudiced by such extension of time to cure; (b) any representation or warranty of Subservicer is breached and Subservicer does not cure such breach within sixty (60) calendar days of written notice by Servicer to Subservicer; provided, however, if Subservicer is prosecuting a cure in good faith in a manner consistent with Applicable Servicing Requirements, such cure period shall be extended for up to an additional thirty (30) days as long as Servicer is not materially prejudiced by such extension of time to cure; (c) any insolvency, bankruptcy or similar proceeding shall have been commenced with respect to Subservicer, or a decree or Order of an appropriate court, Governmental Body or Regulator for the appointment of a conservator, receiver or liquidator shall have been entered against Subservicer and such appointment continues undischarged or unstayed for sixty calendar days; or any such proceeding continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; (d) any assignment or attempted assignment by Subservicer of this Agreement in violation of Section 23 or (e) an Investor or Regulator requires the termination hereof with respect to any Subserviced Mortgage Loans as a result of any event or occurrence described in the preceding clauses; provided, however, that any such termination shall be effective only with respect to the Subserviced Mortgage Loans subserviced for such Investor or Regulator;

          (ii)       In any event and without Cause at any time during the Term upon at least ninety (90) calendar days’ written notice from Servicer to Subservicer, or

          (iii)      In the event an Agency, Investor or Regulator requires the termination hereof with respect to any Mortgage Loans subserviced under this Agreement other than for Cause.

               B.       Servicer shall identify, in its written notice, those Subserviced Mortgage Loans as to which termination shall be effective if termination relates to a portion of the Subserviced Mortgage Loans and not to the Agreement in its entirety. This Agreement shall remain in full force and effect in all respects with respect to the continued subservicing of Subserviced Mortgage Loans not subject to such partial termination. Upon termination of the Agreement under this Section 18, Subservicer shall, at Subservicer’s expense if such termination is in accordance with Section 18.A(i), or at Servicer’s expense if such termination is in accordance with Section 18.A(ii) or Section 18.A.(iii), and in all cases in accordance with Applicable Servicing Requirements, with respect to each Subserviced Mortgage Loan as to which termination is effective: (i) account for and turn over to Servicer (or its designee) all funds collected under such Subserviced Mortgage Loan, less only the compensation then due Subservicer and unreimbursed Monthly Advances and Servicing Advances made by Subservicer,

(ii) advise the related Mortgagor in accordance with the Applicable Servicing Requirements that its Subserviced Loan will henceforth be serviced by Servicer, Servicer’s designee, Investor or Investor’s designee, as directed by Servicer, (iii) promptly deliver to Servicer, Investor (or their designees), as directed by Servicer, all records and documents relating to such Subserviced Mortgage Loan that it may have in its possession, and (iv) if applicable, notify the applicable Investor, Insurer or other party as required under the terms of any securitization on Servicer’s behalf of such termination in accordance with Applicable Servicing Requirements, and (v) otherwise assist in the orderly transfer and conversion of the servicing of the terminated Subserviced Mortgage Loan from Subservicer’s systems to Servicer or its designee and, in connection therewith, take all such actions as may be reasonably requested by Servicer or its designee. If applicable, Servicer also shall be obligated to advise the related Mortgagor in accordance with the Applicable Servicing Requirements that its Subserviced Loan will henceforth be serviced by Servicer, Servicer’s designee, Investor or Investor’s designee, as applicable.

                  C.       If Servicer terminates this Agreement in full with respect to all remaining Subserviced Mortgage Loans at any time during the Term pursuant to Section 18.A.(ii) or Section 18.A.(iii) above, Servicer shall, subject to the Cap, either (i) pay Subservicer the related Early Termination Fee for the applicable Direct Cost Period or (ii) continue to pay Make Whole Payments for the Direct Cost Periods remaining during the Term of this Agreement. The Parties acknowledge that Servicer shall have no obligation to pay the Early Termination Fee as a result of Servicer’s sale of any portion of the servicing rights with respect to the Subserviced Mortgage Loans, but shall have the obligation to pay an Early Termination Fee only for termination in full of this Agreement as set forth in the preceding sentence. In addition to the foregoing and not in limitation thereof, if at any time during the Term, as a result of one or more Bulk Sales (as defined in Section 16) by Servicer to Subservicer, the Purchased Servicing Rights Loans include an additional 175,000 Mortgage Loans exclusive of the Purchased Servicing Rights Loans on the Closing Date, then Servicer shall have no further obligation to pay any Early Termination Fee.

          19.    Termination by Subservicer.

                  A.      Subservicer may, by written notice to Servicer, terminate this Agreement in its entirety, or with respect to a portion of the Subserviced Mortgage Loans to the extent the following relates to such portion:

            (i)       For Cause. Cause shall mean that (a) Servicer fails to perform its obligations or breaches its covenants hereunder and does not cure such failure within thirty (30) calendar days of written notice by Subservicer to Servicer of such failure of performance or breach, unless the Applicable Servicing Requirements or Applicable Law require cure within a shorter time period and, in such case, within the time period prescribed therein, provided, however, if Servicer is prosecuting a cure in good faith in a manner consistent with Applicable Servicing Requirements, such cure period shall be extended for up to an additional sixty (60) days as long as Subservicer is not materially prejudiced by such extension of time to cure; (b) any representation or warranty of Servicer is breached, and Subservicer does not cure such breach within sixty (60) calendar days of written notice by Servicer to Subservicer, provided, however, if Servicer is prosecuting a cure in good faith in a manner consistent with Applicable Servicing Requirements, such cure period shall be extended for up to an additional thirty (30) days as long as Subservicer is not materially prejudiced by such extension of time to cure; (c) any insolvency, bankruptcy or similar proceeding shall have been commenced with respect to Servicer, or a decree or Order of an appropriate court, Governmental Body or Regulator for the appointment of a conservator, receiver or liquidator shall have been entered against Servicer, and such appointment continues undischarged or unstayed for sixty (60) calendar days; or any such proceeding continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; (d) any assignment or attempted assignment by Servicer of this Agreement in violation of Section 26; or (e) an Agency, Investor or Regulator requires the termination hereof with respect to any Subserviced Mortgage Loans as a result of any event or occurrence described in the preceding clauses; provided, however, that any such termination shall be effective only with respect to the Subserviced Mortgage Loans subserviced for such Investor;

            (ii)       In the event an Agency, Investor or Regulator requires the termination hereof with respect to any Mortgage Loans subserviced under this Agreement other than for Cause.

Subservicer shall have no right to terminate this Agreement without cause during the Term.

                  B.      Notwithstanding the foregoing, termination by Subservicer pursuant to Section 19.A(i) or Section 19.A.(ii) shall not be effective unless and until a successor subservicer is appointed and the Subserviced Mortgage Loans have been transferred to and accepted by such successor subservicer. Servicer shall use its best efforts to obtain a successor subservicer as promptly as possible if required by an applicable Servicing Agreement.

                  C.      Upon a termination pursuant to Section 19.A (i) or Section 19.A.(ii), Subservicer shall identify, in its written notice, those Subserviced Mortgage Loans as to which termination shall be effective if termination relates to a portion of the Subserviced Mortgage Loans and not to the Agreement in its entirety. In the event of such partial termination, this Agreement shall remain in full force and effect in all respects with respect to the continued subservicing of Subserviced Mortgage Loans not subject to such partial termination; provided, that Servicer shall have no obligation to pay an Early Termination Fee or any Make Whole Payment related to any Direct Cost Period following the effective date of Subservicer’s partial or full termination of this Agreement other than for Cause. Except as set forth herein, any termination by the Subservicer shall terminate this Agreement in its entirety. Upon termination of the Agreement under this Section 19, Subservicer shall, at Subservicer’s expense if such termination was pursuant to Section 19.A(ii), and at Servicer’s expense if such termination was pursuant to Section 19.A(i) or if such termination results from the expiration of the Term, and in all cases in accordance with Applicable Servicing Requirements, with respect to each Subserviced Mortgage Loan as to which termination is effective: (i) account for and turn over to Servicer (or its designee) all funds collected under such Subserviced Mortgage Loan, less only the compensation then due Subservicer and unreimbursed Monthly Advances and Servicing Advances made by Subservicer, (ii) advise the related Mortgagor in accordance with the Applicable Servicing Requirements that its Subserviced Mortgage Loan will henceforth be serviced by Servicer, Servicer’s designee, Investor or Investor’s designee, as directed by

Servicer, (iii) promptly deliver to Servicer, Investor (or their designees), as directed by Servicer, all records and documents relating to each Subserviced Mortgage Loan that it may have in its possession, and (iv) otherwise assist in the orderly transfer and conversion of the servicing of the Subserviced Mortgage Loan from Subservicer’s systems to Servicer or its designee and, in connection therewith, take all such actions as may be reasonably requested by Servicer or its designee. Subservicer also shall be obligated to advise the related Mortgagor in accordance with the Applicable Servicing Requirements that its Subserviced Loan will henceforth be serviced by Servicer, Servicer’s designee, Investor or Investor’s designee, as applicable.

          20.    Indemnity.

                  A.      Independence of Parties. The following terms shall govern the relationship between Servicer and Subservicer:

          (1)       Subservicer shall have the status of and act as an independent contractor, and

          (2)       Subservicer shall not be responsible for representations, warranties or contractual obligations, or compliance with Applicable Servicing Requirements, in connection with (a) the sale to or by any Investor of any Subserviced Mortgage Loans, or (b) the origination or servicing or subservicing of any of the Subserviced Mortgage Loans prior to the Effective Date and assumption of subservicing of the related Subserviced Mortgage Loans by Subservicer pursuant to this Agreement.

                  B.      Indemnification by Subservicer. Subservicer shall indemnify, defend and hold Servicer and its Affiliates and their respective officers, directors, shareholders, employees, and agents harmless from any Damages resulting from or arising out of Subservicer’s failure to observe any or all of Subservicer’s covenants, agreements, warranties or representations contained in this Agreement or the Applicable Servicing Requirements, excluding, however, any failure by Subservicer:

          (1)       to make payment of money to a third Party which failure is attributable to a breach of this Agreement by Servicer hereunder; or

          (2)       which is a result of Subservicer’s compliance with a written directive of the Servicer or any Investor; or

          (3)       which is attributable to a failure of Servicer or any Investor or Prior Servicer to comply with Applicable Servicing Requirements.

                  C.      Indemnification by Servicer. Servicer shall indemnify, defend and hold the Subservicer and its Affiliates and their respective officers, directors, shareholders, employees, and agents harmless from any Damages resulting from or arising out of

          (i)      Servicer’s failure to observe or perform any or all of Servicer’s covenants, agreements, warranties or representations contained in this Agreement or the Applicable Servicing Requirements, excluding, however, any failure by Subservicer:

          (1)     to make payment of money to a third Party which failure is attributable to a breach of this Agreement by Subservicer hereunder; or

          (2)       which is attributable to a failure of Subservicer to comply with Applicable Servicing Requirements.

          (ii)       Subservicer’s compliance with written instructions of Servicer to the extent that such instructions are not in compliance with Applicable Servicing Requirements; or

          (iii)       any Recourse Obligation except to the extent that the requirement to pay or perform in respect of such Recourse Obligation arises out of Subservicer’s breach of any Applicable Servicing Requirements or Subservicer’s breach of any of its obligations under this Agreement; or

          (iv)       VA No Bids, and VA Buydowns resulting from or made to avoid a VA No Bid in connection with any VA-guaranteed Mortgage Loan, unless arising out of Subservicer’s breach of any Applicable Servicing Requirements or Subservicer’s obligations under this Agreement; or

          (v)       the continuation by Subservicer of the Past Practices of Servicer to the extent that such practices violate (or result in Subservicer’s subservicing hereunder being in violation of) any Applicable Servicing Requirements; or

          (vi)       any act or omission or other event or circumstance to the extent occurring or arising prior to the Effective Date and related to the origination, purchase, sale, securitization or servicing of the Subserviced Mortgage Loans (including, without limitation, any failure by Servicer, prior to the Effective Date, to have reconciled Investor accounts and remit amounts due Investor in accordance with Applicable Servicing Requirements); or

          (vii)       any Litigation commenced against Subservicer after the Effective Date as a result of Subservicer’s acting as, or status as, subservicer of the Subserviced Mortgage Loans hereunder, to the extent that such Litigation does not arise out of or result from (and is not in connection with) Subservicer’s breach of any provision of this Agreement; provided that such indemnification shall not include Damages arising out, relating to or resulting from Litigation pertaining to (i) any actual or alleged contract dispute between Subservicer and a Person retained by Subservicer to perform servicing-related activities on its behalf, employment-related suits by Subservicer personnel, any tortious acts or omissions, (ii) Subservicer’s relationships with any of its Affiliates, officers, directors, employees, agents, contractors, vendors, suppliers or visitors (other than Servicer) or (iii) any purported acts, errors or omissions of Subservicer;

          (viii)       any failure of Subservicer to comply with Applicable Servicing Requirements or the requirements of this Agreement as a result of any incomplete or missing Mortgage Loan Documents as of the Effective Date.

                  D.      Survival. The indemnification obligations set forth herein shall survive the termination of this Agreement.

                  E.      Notice of Settlement and Claims. Servicer and Subservicer shall use the procedures specified in the Asset Purchase Agreement for purposes of administering the indemnification provisions of this Section 20.

                  F.      Materiality. For purposes of determining whether a breach of a representation or warranty made by a Party in this Agreement has occurred for purposes of this Section 20, no effect shall be given to the terms “knowledge”, “materiality” or “material adverse effect” set forth therein.

          21.    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt) or (ii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Servicer, to:

First Tennessee Bank National Association
165 Madison
Memphis, TN 38103
Attention: Chief Financial Officer

With a copy to:

First Tennessee Bank National Association
165 Madison
Memphis, TN 38103
Attention: General Counsel

With a copy to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
165 Madison, Suite 2000
Memphis, TN 38103
Attention: Jackie G. Prester and Desiree M. Franklin

If to Subservicer, to:

MetLife Bank, National Association
c/o MetLife, Inc.
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, New York 11101
Attention: Robert F. Nostramo

With a copy to:

Kirkpatrick & Lockhart Preston Gates Ellis LLP
1601 K St. NW
Washington, D.C. 20006
Attention: Laurence E. Platt

          22.    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to conflicts of law principles contrary thereto (with references of Section 5-1401 of the New York General Obligation Law which by its terms applies to this Agreement).

          23.    Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York (and any courts from which appeals from judgments of that court are heard) as to any dispute or claim as to which there is subject matter jurisdiction in that court and, for all other disputes or claims, the Parties consent to exclusive jurisdiction in the Supreme Court of the State of New York, New York County (and any courts from which appeals from judgments of that court are heard) over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

          EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT,

ANY DOCUMENT REFERRED TO IN THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.

          Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 21.

          24.    Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto and thereto), together with the Asset Purchase Agreement, the Servicing Purchase Agreement, the Transitional Services Agreement and those documents, instruments and certificates executed by one or both of the Parties in connection with the consummation of the transactions contemplated hereby and thereby, represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

          25.    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          26.    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third Party beneficiary rights in any Person not a Party to this Agreement except as provided below. Except as provided below, no assignment of this Agreement or of any rights or obligations hereunder may be made by either Subservicer or Servicer without the prior written consent of Servicer or Subservicer, respectively, and any attempted assignment without the required consents shall be void. Servicer may assign this Agreement and any or all rights or obligations hereunder to any Affiliate of Servicer that succeeds to the Business of the Servicer or to any Person to which Servicer or any of its Affiliates proposes to sell all or substantially all of the assets or capital stock of Servicer or of such Affiliate or with which Servicer or such affiliate merges or consolidates, provided such assignee is the owner of the Servicing with respect to all of the Subserviced Mortgage Loans and assumes all of the obligations of the Servicer under this Agreement and provided, further, that notwithstanding any assignment by Servicer to an Affiliate, Servicer shall remain at all times obligated and liable for the performance of its obligations under this Agreement. Subservicer may not assign this Agreement and any or all rights or obligations hereunder to any Affiliate of Subservicer that succeeds to the Business of the Subservicer or to any Person to which Subservicer or any of its affiliates proposes to sell all or substantially all of the assets or capital stock of Subservicer or of such affiliate or with which Subservicer or such affiliate merges or consolidates without the prior written consent of Servicer, which shall not be unreasonably withheld or delayed, provided such assignee meets the requirements of any Servicing Agreement or Applicable Servicing Requirements with respect to eligibility to subservice the Subserviced Mortgage Loans and to perform its obligations under this Agreement and such assignee assumes all of the obligations of the Subservicer under this Agreement and provided, further, that notwithstanding any assignment by Subservicer to an Affiliate, Subservicer shall remain at all times obligated and liable for the subservicing and administration of the Subserviced Mortgage Loans on the terms provided in this Agreement. Upon any such permitted assignment, the references in this Agreement to Servicer or Subservicer shall also apply to any such assignee unless the context otherwise requires.

          27.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

          28.    Further Assurances. Subservicer and Servicer each agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or desirable to effectuate the purposes of this Agreement. Subservicer and Servicer shall cooperate in good faith to consummate the transactions contemplated by this Agreement.

          29.    Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

          30.    Publicity. The Parties hereto shall consult in good faith with each other as to the form and substance of any press releases or other public announcements, including any related question and answer guidelines prepared or used by Servicer, related to the transactions contemplated hereby and any filings with any Governmental Body or with any national securities exchange or interdealer quotation service with respect thereto prior to issuing any press release or other public announcement or making any filing. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to prohibit any Party from making any disclosure or filing that it determines, upon the advice of counsel to the Party seeking to disclose, is required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or necessary in connection with any tax return or other document required to be filed with any Governmental Body or to prohibit Servicer from making disclosures in connection with other discussions, questions or comments in connection with investor relations matters the principal focus of which is not specifically related to the transactions contemplated hereby; provided that such disclosures or comments are not designed to adversely affect the reputation or business of Subservicer or its affiliates.

          31.    Force Majeure. Subservicer shall not be liable for any delay at any time in performing its obligations under this Agreement if and to the extent that (i) such delay is due to a cause beyond Subservicer’s reasonable control, (ii) Subservicer is without fault in causing such delay, and (iii) such delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the Subservicer through the use of alternate sources, workaround plans or other means; provided, that Subservicer shall use its best efforts to re-commence performance in accordance with the terms of Subservicer’s disaster recovery plan and the timeframes and procedures set forth therein.

          32.    Time of Payment. Unless otherwise specifically set forth in this Agreement, any amount due to Subservicer or Servicer under this Agreement will be due and payable thirty (30) days following receipt by the paying Party of the invoice from the other Party. All amounts will be payable by check or by ACH, in accordance with payment instructions provided from time to time.

          Except as otherwise provided in Section 2.F. hereof, any amount not paid when due as set forth in this Agreement will bear interest until paid at the Fed Funds Rate. If any portion of an amount due to a Party under this Agreement is subject to a bona fide dispute between the Parties, the other Party will pay to that Party on the date such amount is due all amounts not disputed in good faith.

          33.    General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                  A.      Terms used in this Agreement have the meanings assigned to them in this Agreement (as defined herein), and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.

                  B.      Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

                  C.      References herein to a “Section,” shall be to the specified section(s) of this Agreement and shall include all subsections of such section(s).

                  D.      The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provisions.

                  E.      Section headings and other similar headings are not to be considered part of this Agreement, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Agreement or any of its provisions.

          IN WITNESS WHEREOF, each Party has caused this Agreement to be signed on its behalf by its duly authorized officers, as of the date first written above.

SERVICER:

FIRST TENNESSEE BANK NATIONAL
ASSOCIATION

By:	/s/ John Kubiak

Title SVP

SUBSERVICER:

METLIFE BANK, NATIONAL
ASSOCIATION

By:	/s/ Joseph Michalik

Title VP & Chief Credit Officer